Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130274

                               ERF WIRELESS, INC.

                                3,709,999 SHARES

         This prospectus relates to the offer and sale of shares of ERF Wireless, Inc.'s common stock by the selling stockholders listed on page 26. The shares being registered hereby include:

         o 2,240,000 shares of common stock issuable upon conversion of approximately $1,500,000 principal amount of debt with a conversion price equal to the lesser of (i) $3.50 per share, or (ii) 85% of the average of the three lowest VWAP's, as reported by Bloomberg, during the ten (10) trading days immediately preceding the date of the related notice conversion; provided however that until six months following the effective date of this registration statement in no event will the conversion price be lower than the lesser of $1.50 per share or 50% of the VWAP, as reported by Bloomberg, on the effective date of this registration statement;
         o 389,999 shares currently issuable upon exercise of stock purchase warrants at per share exercise prices of $3.57;
         o 200,000 shares of common stock issuable upon conversion of approximately $400,000 principal amount of debt convertible by the Company; and
         o 880,000 shares of common stock issuable upon the exercise of stock purchase warrants at $0.20 per share.

         This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. This offering is not being underwritten. We have agreed to indemnify certain selling shareholders. Further, we have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholders. If the warrants are exercised for cash, we will receive a maximum of $1,392,296.40 of proceeds which we will utilize for working capital purposes.


         Our common stock is currently traded on the Nasdaq OTC Electronic Bulletin Board under the symbol ERFW. On January 6, 2006, the closing price of our common stock was $2.95 per share.


         Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 7 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this prospectus is January [13], 2006.

TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
Prospectus summary                                                                                          3
Where you can find more information                                                                         4
Risk factors                                                                                                7
Special note regarding forward-looking statements                                                          13
Use of proceeds                                                                                            14
Market price information and dividend policy                                                               14
Management's discussion and analysis                                                                       14
Our business                                                                                               20
Selling stockholders                                                                                       26
Plan of distribution                                                                                       28
Management                                                                                                 30
Principal stockholders                                                                                     35
Description of securities                                                                                  37
Disclosure of Commission position on indemnification for Securities Act liabilities                        40
Experts                                                                                                    41
Legal matters                                                                                              41
Change of Accountants                                                                                      41
Financial Statements                                                                                      F-1


                                                      2

                               PROSPECTUS SUMMARY

         To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 7 and the financial statements.

SUMMARY OF THE COMPANY

         ERF Wireless, Inc. provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

         The Company has formed four business reporting segments to provide solutions and services to different segments of the wireless industry. The Company's revenues are generated through our four business reporting segments:

         ENTERPRISE NETWORK SERVICES

         The Enterprise Network Services provides a turnkey design and implementation in the area of secure wireless broadband networks for regional banks. The acquisition of the assets of Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue"), provided Enterprise Network Services with over three years of experience on designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

         Enterprise Network Services focuses is on obtaining design and construction contracts with regional banks in conjunction with long term maintenance and monitoring contracts. Any monitoring contracts will be managed by the Company's Network Operations division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company plans to use the same network under a revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Bundled Wireless Services offering.

         Enterprise Network Services currently has long term maintenance contracts with four (4) banking networks. For the nine months ended September 30, 2005 Enterprise Network Services contributed to less than 3% of the revenues of the Company and 34% of the losses.

         BUNDLED WIRELESS SERVICES

         The Bundled Wireless Services was recently formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. The Bundled Wireless Services intends to focus on rural markets. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies throughout North America.

         As of the nine months ended September 30, 2005, the Bundled Wireless Services' revenues and losses were not material. The Company is in the early stages of developing the Bundled Wireless Services division.

         WIRELESS MESSAGING SERVICES

         The Wireless Messaging Services provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services implements and constructs new wireless broadband networks for the Company. Additionally, Wireless Messaging Services manufactures some paging equipment and has a retail outlet in San Antonio, Texas. The majority of Wireless Messaging Services' contracts are short term.

         Wireless Messaging Services contributed almost 97% of the Company's revenues for the nine months ended September 30, 2005 and 67% of the losses.

         NETWORK OPERATIONS

         The Network Operations division was created to provide the overall day-to-day operation and 24/7 monitoring to all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitory for other third parties.

         As of the nine months ended September 30, 2005, the Network Operations division's revenues and losses were not material. The Company is in the early stages of developing the Network Operations division and there is no guarantee that it will be successful.

CORPORATE HISTORY

         The Company was incorporated in Texas as Eastex Chemex Corporation in 1986 and changed its name to Fleetclean Systems, Inc. in 1990. In May 2004, Systom Trust Joint Venture effected a change of control transaction by purchasing from the then largest shareholder and his family 10,783,492 shares of Company common stock for $150,000 and acquiring 1,000,000 shares of Series A Preferred Stock from the Company for $290,700. In September 2004, the Company changed its name to ERF Wireless, reincorporated in Nevada, and effected a 1-for-75 reverse split. Thereafter, the Company's common stock began trading under the new ticker symbol of ERFW on the Nasdaq OTC Electronic Bulletin Board. Unless otherwise reflected herein, all per share numbers give effect to this reverse split. In September 2004, the Company acquired all of the capital stock of Eagle R. F. International in exchange for 1,000,000 shares of its common stock; from a legal perspective, the capital structure of the Company was the surviving entity, while Eagle R.F. International was the surviving entity for accounting purposes.

GENERAL

         Our principal executive offices are located at 2911 South Shore Blvd., Suite 100, League City, Texas 77573, and our telephone number is (281) 538-2101. We maintain a web site at www.erfwireless.com. Information contained on our web site is not part of this prospectus. We make available free of charge through our web site our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 100 F, Street NE, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

         All references to "we," "our," or "us" refer to ERF Wireless, Inc., a Nevada corporation, and our subsidiaries.

                                  THE OFFERING

Securities offered....................  The selling stockholders are offering a total of 3,709,999 shares, including a
                                        total of 2,440,000 shares underlying
                                        convertible notes and 918,900 shares
                                        underlying warrants (if all the shares,
                                        the resale of which are being registered in this offering, are issued, they would represent approximately 32% of the total number of shares of common stock outstanding as of January 6, 2006).

Common stock outstanding before the
Offering..............................  As of January 6, 2006, we had 7,774,382
                                        shares outstanding, which does not
                                        includes shares issuable upon the
                                        exercise of warrants or the conversion
                                        of outstanding convertible debt and
                                        Series A Preferred Stock, all of which
                                        are described in the "Description of
                                        Securities."

Series A Preferred Stock outstanding..  As of January 6, 2006, we had 4,062,285 shares of Series A Preferred Stock
                                        outstanding.


Use of Proceeds.......................  We will not receive any of the proceeds from the sale of shares of our common
                                        stock offered by our selling
                                        stockholders. We will receive the
                                        proceeds from the cash exercise of the
                                        warrants discussed in this prospectus.

Risk Factors .........................  The securities offered hereby involve a high degree of risk and immediate
                                        substantial dilution. See "Risk
                                        Factors".

Over-the-Counter Bulletin Board
Symbol................................  ERFW

SUMMARY FINANCIAL INFORMATION

The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2004 and 2003 and unaudited quarterly periods ended September 30, 2005 and 2004. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page 14 of this prospectus and our financial statements and related notes beginning on page F-1.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                             (UNAUDITED)
                                                             -----------
STATEMENTS OF OPERATIONS DATA:                         2005             2004
                                                       ----             ----
Total Sales                                           $293,000         $233,000
Cost of Good Sold                                      136,000           66,000
Gross Profit                                           155,000          167,000
       % of Total Sales                                    53%              72%
Operating Expenses                                   1,995,000          536,000
Loss from Operations                                (1,800,000)        (369,000)
Other income                                           (49,000)               0
Net loss                                            (1,849,000)        (369,000)
Unrealized Holding Loss                                      0           (1,000)
Total Other Comprehensive Loss                      (1,849,000)        (370,000)
Deemed Dividend related to preferred
conversion feature                                  (1,183,000)        (487,000)
Net Loss Attributable to common shareholders        (3,032,000)        (857,000)


                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
STATEMENTS OF OPERATIONS DATA:                         2004              2003
                                                       ----              ----
Total Sales                                           $325,000          $66,000
Cost of Good Sold                                       84,000           28,000
Gross Profit                                           241,000           38,000
       % of Total Sales                                    74%              58%
Operating Expenses                                     960,000           86,000
Loss from Operations                                  (719,000)         (48,000)
Other income                                                 0                0
Net loss                                              (719,000)         (48,000)
Unrealized Holding Loss                                      1                1
Other Comprehensive Loss                              (718,000)         (49,000)


                                               AS OF                AS OF
BALANCE SHEET DATA:                     SEPTEMBER 30, 2005    DECEMBER 31, 2004
                                           (UNAUDITED)
Working capital                             $  762,000           $ (57,000)
Total assets                                $2,591,000           $ 132,000
Total liabilities                           $1,236,000           $ 114,000
Shareholders' equity                        $1,355,000           $  18,000

                                  RISK FACTORS

         Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

WE HAVE A LIMITED OPERATING HISTORY TO EVALUATE OUR BUSINESS.

         Prior to September 20, 2004, the Company operated in an unrelated industry. Although certain of our subsidiaries and operating segments have been operating for several years, we have undergone a number of changes in our business strategy and organization. Accordingly, the Company is essentially a new business with a limited operating history upon which an evaluation of its prospects can be made. If we are unsuccessful in the execution of our current strategic plan, we could be forced to reduce or cease our operations. We have incurred annual operating losses since our inception. As a result, at September 30, 2005, we had an accumulated deficit of $4,545,000. Our gross revenues for the nine months ended September 30, 2005, were $293,000, with a loss from operations of $1,800,000 and a net loss applicable to common shareholders of $3,032,000.

OUR NET LOSS OF $719,000 IN FISCAL YEAR 2004 AND $1,849,000 THROUGH THE THIRD QUARTER OF FISCAL YEAR OF 2005 INDICATES THAT WE DO NOT EXPECT TO BE PROFITABLE DURING THE CURRENT FISCAL YEAR.

         We recorded a net loss of $48,000 during fiscal 2003, $719,000 during fiscal 2004 and $1,849,000 through the nine months ended September 30, 2005. We anticipate our future expense levels may continue to increase as we attempt to expand our business operations. We do not expect to be profitable in the current fiscal year and, we may not achieve profitability in 2006 or thereafter.

IN THE THIRD QUARTER OF 2005, THE MAJORITY OF OUR REVENUE WAS GENERATED FROM SHORT TERM AGREEMENTS.

         For the third quarter ended September 30, 2005, the majority of our revenues from customers resulted from short term, terminable at will, arrangements. There is no assurance that these customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business operations.

WE WILL NEED ADDITIONAL FINANCING, AND THERE IS NO ASSURANCE THAT SUFFICIENT FINANCING WILL BE AVAILABLE.

         As of September 30, 2005, we had cash balances of $1,319,000. We have historically financed our operations through private equity and debt financings. During fiscal 2004 and the nine-month period ended September 30, 2005, we did not generate positive cash flow from our operations. Depending on how our funds are deployed, we may need to raise additional capital as early as the second quarter of 2006 or as late as the fourth quarter of 2006. Moreover, we anticipate that we will need additional capital in the future to continue to expand our business operations. We do not have any commitments for funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

THE COMPANY'S REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, AND FLUCTUATIONS IN OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO DECLINE AND EFFECT LIQUIDITY.

         The Company's revenue and operating results may vary significantly from quarter-to-quarter due to a number of factors. In future quarters, operating results may be below the expectations of public market analysis or investors, and the price of our common stock may decline. For the nine months ended September 30, 2005, the Company's Wireless Messaging Services contributed almost 97% of the Company's revenues. Factors that could cause quarterly fluctuations include:

          o The Company's Enterprise Network Services division's ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

          o The Company's Bundled Wireless Services division's ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which the Company acquires these wireless broadband networks.

          o The Company's Wireless Messaging Services division's ability to keep current customers and secure new customers.

          o The Company's Network Operations division's ability to acquire new customers through the Enterprise Network Services division, the Bundled Wireless Services division and third parties.

          o The Company's ability to raise the necessary capital to execute mergers, acquisitions and asset purchases, as needed to implant the Company's strategic plan.

         Accordingly, the failure to obtain significant future revenue, or lower than expected revenue in the future, could adversely effect our stock price and liquidity.

WE COMPETE WITH MANY COMPANIES THAT ARE LARGER AND BETTER FINANCED THAN US, AND OUT GROWTH AND PROFITABILITY DEPEND ON OUR ABILITY TO COMPETE WITH THESE ENTITIES.

         We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products and services competitively priced and attain a larger market share in the markets in which our products and services compete, our levels of sales and our ability to achieve profitability may suffer.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT OUT ABILITY TO PROVIDE PRODUCTS OR SERVICES AND COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES.

         Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is likelihood that our operations may be effected by hurricanes or tropical storms, tornados, or flooding. The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

THE COMPANY MUST CONTINUALLY ENHANCE ITS SERVICES TO MEET THE CHANGING NEEDS OF ITS CUSTOMERS OR FACE THE POSSIBILITY OF LOSING FUTURE BUSINESS TO COMPETITORS.

         Future success will depend upon the Company's ability to enhance existing services and to introduce new services to meet the requirements of customers in a rapidly developing and evolving market. Present or future services may not satisfy the needs of the market. If the Company is unable to anticipate or respond adequately to its customers' needs, lost business may result and financial performance will suffer.

A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK MAY BE ISSUED DURING THE NEXT 12 MONTHS. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.


         We have reserved for issuance over the next twelve months 5,000,000 shares pursuant to the Company's 2004 Non-Qualified Stock Option Plan, of which options to purchase 3,050,000 shares are outstanding as of January 6, 2006, 1,520,005 shares of common stock underlying outstanding common stock purchase warrants, 612,245 shares of common stock underlying convertible debt, and 5,600,000 shares of common stock entitled to be issued upon conversion of Series A Preferred Stock in accordance with contractually imposed conversion restrictions. The weighted average purchase price per share of common stock upon the issuance of these derivative securities, as if converted on January 6, 2006, is approximately (i) $1.03 per share of common stock underling the options, (ii) $2.06 per share of common stock underling the warrants, (iii) $2.56 per share of common stock underling the convertible debt, and (iv) $0.03 per share of common stock underling the Series A Preferred Stock. Accordingly the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

THE TERMS OF OUR DEBT OBLIGATIONS TO THE INVESTORS IN THE SEPTEMBER 2005 FINANCING SUBJECT US TO THE RISK OF FORECLOSURE OF CERTAIN OF OUR ASSETS.

         To secure the payment of all obligations owed to the investors in the September financing, we have granted to the investors a security interest and lien on certain of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by the investors to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition. Furthermore, we may not have sufficient funds to repay the investors when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to the investors. Accordingly, we may be required to obtain funds to repay the investors either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

IF THE WIRELESS BROADBAND MARKET DOES NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         If we fail to properly assess and address the broadband wireless market or if our products and services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND OUR ABILITY TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH WILL AFFECT OUR BUSINESS.

         Our ability to compete effectively and to manage our recent growth, any future growth and our future quarterly and annual operating results will depend in part on our ability to implement and expand operational, customer support and financial control systems and to train and manage our employees. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to manage growth could materially adversely affect our business.

OUR INDUSTRY CHANGES RAPIDLY DUE TO EVOLVING TECHNOLOGY STANDARDS AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS.

         Our future success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

THE COMPANY DEPENDS UPON ITS INTELLECTUAL PROPERTY AND ITS FAILURE TO PROTECT EXISTING INTELLECTUAL PROPERTY OR SECURE AND ENFORCE SUCH RIGHTS FOR NEW PROPRIETARY TECHNOLOGY COULD ADVERSELY AFFECT ITS FUTURE GROWTH AND SUCCESS.

         The Company's ability to successfully protect its proprietary technology is essential to its success. The Company intends to file trademark and patent applications to protect intellectual property rights for technology that it develops.

         The Company's future success also may depend upon its ability to obtain additional licenses for other intellectual properties. The Company may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if the Company is successful in acquiring such rights, it can provide no assurance that it will be successful in adapting or deploying them as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

OUR COMPETITORS MAY DEVELOP NON-INFRINGING PRODUCTS OR TECHNOLOGIES THAT ADVERSELY AFFECT OUR FUTURE GROWTH AND REVENUES.

         It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

WE MAY INCUR SIGNIFICANT LITIGATION EXPENSES PROTECTING OUR INTELLECTUAL PROPERTY OR DEFENDING OUR USE OF INTELLECTUAL PROPERTY, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR CASH FLOW.

         Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses, which would reduce our cash flow. Any claims, even those made by third parties which are without merit, could:

         o        be expensive and time consuming to defend resulting in the diversion of management's attention and resources;
         o        require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; or
         o require us to spend significant time and money to redesign, reengineer or rebrand our products or systems if feasible.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING OTHER EXISTING COMPANIES AND TECHNOLOGIES, WHICH COULD NEGATIVELY AFFECT OUR PRODUCT AND SERVICES OFFERINGS AND SALES.

         Our business plan is dependent on acquiring existing companies and technologies that expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities, and we may not be able to make such acquisitions. These acquisitions are important to ensure that our products, services and technologies are compatible with third-party products and technologies, to enable us to sale or license our products and technologies to potential new customers and into potential new markets, and to enable us to continue to enter into new agreements with our existing customers. There can be no assurance that we will identify the best acquisitions for our business or enter into acquisitions other companies on acceptable terms or at all. The failure to make strategic acquisitions could have a material adverse effect on our business or financial results. If we cannot make significant strategic acquisitions as our target markets and technology evolve, the sales opportunities for our products and technologies could deteriorate.

FUTURE ACQUISITIONS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND STRAIN OUR RESOURCES.

         As part of our business strategy, we intend to seek to acquire companies and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

         o difficulties in integrating operations, technologies, services, accounting and personnel;
         o difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;
         o diversion of financial and management resources from existing operations;
         o difficulties in obtaining regulatory approval for technologies and products of acquired companies;
         o        potential loss of key employees;
         o if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

         o inability to generate sufficient revenues to offset acquisition or investment costs; and
         o        potential write-offs of acquired assets.

         Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

OUR "BLANK CHECK" PREFERRED STOCK COULD BE ISSUED TO PREVENT A BUSINESS COMBINATION NOT DESIRED BY MANAGEMENT OR OUR CURRENT MAJORITY STOCKHOLDERS.

         Our articles of incorporation authorizes the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined by our board of directors without stockholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing stockholders from receiving a premium for their shares in connection with a change of control.

YOU LIKELY WILL NOT RECEIVE A RETURN ON YOUR INVESTMENT IN THE SHARES THROUGH DIVIDENDS PAID ON OUR COMMON STOCK.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. While our dividend policy will be based on our operating results and capital needs, we anticipate that all earnings, if any, will be retained to finance our future operations. We are prohibited from paying dividends pursuant to our existing debt instruments.

THE MARKET PRICE OF OUR COMMON STOCK IS VERY VOLATILE AND THE VALUES OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES.

         The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $2.00 per share and $11.75 per share since September 20, 2004. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, technological innovations or new commercial products and services by us or our competitors, could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. A penny stock has the following characteristics:

         o        It is traded at a price of less than $5.00 per share;

         o        It is not traded on a "recognized" national exchange;

         o Its price is not quoted on the Nasdaq automated quotation system (Nasdaq-listed stock must still have a price of not less than $5.00 per share); or

         o Its issuer has net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or has average annual revenues of less than $6.0 million for the last three years.

THERE MAY NOT BE A LIQUID MARKET FOR OUR COMMON STOCK

         Our common stock currently is traded on the OTC Bulletin Board operated by Nasdaq. This market generally has less liquidity than the American Stock Exchange or the Nasdaq Stock Market and certain institutional investors are precluded from buying stock in this market. There can be no assurance that our investors will be able to sell the Common Stock at prices and times that are desirable.

ADDITIONAL CAPITAL MAY DILUTE CURRENT STOCKHOLDERS

         In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new Common Stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing Common Stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements as defined by federal securities laws that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions, and other statements, which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," and other similar terminology or the negative of these terms. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this prospectus, including those set forth below, and any other cautionary statements which may accompany the forward-looking statements. In addition, we undertake no obligation to update or revise any forward-looking statement to reflect events, circumstances, or new information after the date of this prospectus or to reflect the occurrence of unanticipated or any other subsequent events, and we disclaim any such obligation.

         You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. However, there may be events in the future that we are not able to accurately predict or control. Forward-looking statements are only predictions that relate to future events or our future performance and are subject to substantial known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, outcomes, levels of activity, performance, developments, or achievements to be materially different from any future results, outcomes, levels of activity, performance, developments, or achievements expressed, anticipated, or implied by these forward-looking statements. As a result, we cannot guarantee future results, outcomes, levels of activity, performance, developments, or achievements, and there can be no assurance that our expectations, intentions, anticipations, beliefs, or projections will result or be achieved or accomplished. In summary, you should not place undue reliance on any forward-looking statements.

 SPECIFIC CAUTIONARY STATEMENTS RELATING TO OUR RECENT ACQUISITIONS

         Risks associated with or arising from the acquisition of pre-existing companies include the substantial time and costs expended and incurred relating to this transaction; the ability to integrate the acquired operations in a cost-effective, timely manner without material liabilities or loss of desired employees, customers, or suppliers; the risk that the expected synergies and other benefits of the transaction will not be realized at all or to the extent expected; the risk that cost savings from the transaction may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transaction; the time and costs required to integrate the acquired operations; management and board interest in and distraction due to the transaction and integrating the acquired operations; the uncertain impact of the transaction on the trading market, volume, and price of our stock, particularly in light of the amount of our cash paid in the transaction; the effect of any risks, liabilities, or obligations imposed on or threatened against us arising from the acquisition of operations, relationships, and products; developments; difficulties in predicting our future business and financial performance after the acquisition; difficulties, costs, and delays in implementing common internal controls, disclosure controls, systems, and procedures, including financial accounting systems, particularly in light of the enhanced scrutiny given to those items in the current environment; and the possibility that we may want or be required to raise additional debt or equity capital, which, if available at all, may be on terms deemed undesirable by investors, customers, suppliers, employees, or others.

CAUTIONARY STATEMENTS OF GENERAL APPLICABILITY

         In addition to other factors and matters discussed elsewhere in this prospectus, and in our other filings made from time to time with the Securities and Exchange Commission, and in our other public statements from time to time (including, without limitation, our press releases), some of the important factors that, in our view, could cause actual results to differ materially from those expressed, anticipated, or implied in the forward-looking statements include, without limitation, a severe worldwide slowdown in the telecommunications equipment market and in the United States in particular; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; developments in our relatively new industry and in the larger economy; the intense competition in the telecommunications equipment and services industries and resulting pressures on our pricing, gross margins, and general financial performance; the impact, availability, pricing, and success of competing technologies and products; difficulties in distinguishing our products from competing technologies and products; difficulties or delays in obtaining customers; dependence on a limited number of significant customers; lack of or delay in market acceptance and demand for our current and contemplated products; difficulties or delays in obtaining raw materials, subassemblies, or other components for our products at the times, in the quantities, and at the prices we desire or expect; risks arising from and relating to our acquisitions (including without limitation resolution of any remaining contingent payment obligations; management distraction due to those acquisitions; the ability of the companies to integrate in a cost-effective, timely manner without material liabilities or loss of desired employees or customers; the risk that the expected synergies and other benefits of the transactions will not be realized at all or to the extent expected; the risk that cost savings from the transactions may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transactions; and the risk that those transactions will, or could, expose us to lawsuits or other liabilities); the expense of defending and settling and the outcome of any future litigation against us; our recent focus on certain aspects of our current business; difficulties or delays inherent in entering new markets and business areas; difficulties or delays in developing and establishing new products, product lines, and business lines; difficulties or delays in developing, manufacturing, and supplying products with the contemplated or desired features, performance, price, cost, and other characteristics; difficulties in estimating costs of developing and supplying products; difficulties in developing, manufacturing, and supplying products in a timely and cost-effective manner; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; our limited ability to predict our future financial performance; the expected fluctuation in our quarterly results; the expected fluctuation in customer demand and commitments; difficulties in attracting and retaining qualified personnel; our dependence on key personnel; inability to protect our proprietary technology; the potential for intellectual property infringement, warranty, product liability, and other claims; failure of our customers to sell broadband connectivity solutions that include our products; difficulties in our customers or ultimate end users of our products obtaining sufficient funding; cancellation of orders without penalties; difficulties in complying with existing governmental regulations and developments or changes in governmental regulation; difficulties or delays in obtaining any necessary governmental or regulatory permits, waivers, or approvals; our dependence on third-party suppliers and manufacturers; difficulties in obtaining satisfactory performance from third-party manufacturers and suppliers; our expected continued losses from the operation of our services business; difficulties in attracting and retaining subscribers for our services business; difficulties in expanding our services business and costs and management issues associated with any expansion; diversion of management time and other company resources to our services business; risks associated with foreign sales such as collection, currency and political risk; investment risk resulting in the decrease in value of our investments; difficulties in collecting our accounts receivable; the expected volatility and possible stagnation or decline in our stock price, particularly due to the relatively low number of shares that trade on a daily basis; future stock sales by our current stockholders, including our current and former directors and management,; the effect of our anti-takeover defenses; and risks, impacts, and effects associated with any acquisitions, investments, or other strategic transactions we may evaluate or in which we may be involved.

POSSIBLE IMPLICATIONS OF CAUTIONARY STATEMENTS

         The items described above, either individually or in some combination, could have a material adverse impact on our reputation, business, need for additional capital, ability to obtain additional debt or equity financing, current and contemplated products gaining market acceptance, development of new products and new areas of business, sales, cash flow, results of operations, financial condition, stock price, viability as an ongoing company, results, outcomes, levels of activity, performance, developments, or achievements. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of the common stock offered under this prospectus. If the warrants to purchase 1,269,999 shares of common stock are exercised for cash, we will receive gross proceeds of up to $1,568,396 which will be used for general working capital purposes or potential mergers or acquisitions.


                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

         Our common stock trades on the Nasdaq OTC Electronic Bulletin Board under the symbol ERFW since September 20, 2004. Prior thereto, and for all periods described in the table below, our common stock traded on the OTC Bulletin Board. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

                                                            High           Low
                                                          --------       -------
         YEAR 2005
             Quarter ended December 31                    $11.25         $2.49
             Quarter ended September 30                     11.00          3.50
             Quarter ended June 30                          $4.00         $3.51
             Quarter ended March 31                         $4.75         $3.85
         YEAR 2004
             Quarter ended December 31                     $11.50         $3.95
             Quarter ended September 30                     $9.00         $1.50
             Quarter ended June 30                          $3.75         $0.90
             Quarter ended March 31                         $7.50         $1.27
         YEAR 2003
             Quarter ended December 31                     $10.50         $4.12
             Quarter ended September 30                     $6.00         $1.50
             Quarter ended June 30                          $0.75         $2.25
             Quarter ended March 31                         $1.50         $2.25


STOCKHOLDERS


         As of January 6, 2006, we believe there were approximately 575 holders of record of our common stock.


DIVIDENDS

         We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION AND ANALYSIS OF ERF'S FINANCIAL CONDITION AS OF SEPTEMBER 30, 2005, AND THE RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004, SHOULD BE READ IN CONJUNCTION WITH ERF'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN ERF'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2004, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

         The Company currently receives the majority of its revenues from short term contracts. As of the nine months ended September 30, 2005, the Company received 97% of its revenues from its Wireless Messaging Services division, which are mostly month to month contracts or simple purchase contracts. With the acquisition of Skyvue the Enterprise Network Services division acquired four long term maintenance contracts, the revenues of which were non-material for the third quarter 2005, and hopes to enter into more long term construction, maintenance and monitoring contracts. As of the nine months ended September 30, 2005, the Bundled Wireless Services division and the Network Operations division did not produce any material revenues.

CRITICAL ACCOUNTING PRONOUNCEMENTS

         GENERAL

         We have adopted various accounting policies to prepare our consolidated financial statements in accordance with generally accepted accounting principles. The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Our estimates and assumptions, including those related to bad debts, inventories, intangible assets, sales returns and discounts, and income taxes are updated as appropriate.

         Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, and our observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION

         The Company's revenue is generated primarily from the sale of wireless communications products and services, including providing reliable enterprise-class wireless broadband services. For short term contracts, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

         The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

         The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

         FIXED ASSETS

         Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs associated with normal maintenance, repair, and refurbishment of equipment are charged to expense as incurred. The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

         When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from renewals or betterments.

         LONG-LIVED ASSETS

         We review our long-lived assets, to include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as the "asset") may not be recoverable. Such circumstances include, but are not limited to:

         o        a significant decrease in the market price of the asset;

         o a significant change in the extent or manner in which the asset is being used;

         o a significant change in the business climate that could affect the value of the asset;

         o a current period loss combined with projection of continuing loss associated with use of the asset;

         o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

         We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

         CONCENTRATION OF CREDIT RISK

         Trade accounts receivable are concentrated with companies or entities in the regional banking and Internet services industry. Accordingly, the credit risk associated with the trade accounts receivable will fluctuate with the overall condition of the regional banking and Internet services industries. The primary component of accounts receivable relates to the Company's estimates of regional banking wireless broadband network and Internet services revenues. As a result, such estimates are based on the Company's historical collection experience and accounts receivable does reflect a general or specific provision for an allowance for doubtful accounts. During all periods presented, credit losses, to the extent identifiable, were within management's overall expectations.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005; COMPARED TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004.

                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                               SEPTEMBER 30,                    SEPTEMBER 30,
                                                               (UNAUDITED)                       (UNAUDITED)
                                                               -----------                       -----------
STATEMENTS OF OPERATIONS DATA:                            2005            2004              2005             2004
                                                          ----            ----              ----             ----
Total Sales                                               $92,000         $81,000          $293,000         $233,000
Cost of Good Sold                                          59,000          24,000           136,000           66,000
Gross Profit                                               33,000          57,000           155,000          167,000
       % of Total Sales                                       36%             70%               53%              72%
Operating Expenses                                        876,000         252,000         1,995,000          536,000
Loss from Operations                                     (843,000)       (195,000)       (1,800,000)        (369,000)
Other income                                              (48,000)              0           (49,000)               0
Net loss                                                 (891,000)       (195,000)       (1,849,000)        (369,000)
Unrealized Holding Loss                                    (1,000)             (1)                0           (1,000)
Total Other Comprehensive Loss                           (892,000)       (196,000)       (1,849,000)        (370,000)
Deemed Dividend related to preferred                     (558,000)       (487,000)       (1,183,000)        (487,000)
conversion feature
Net Loss Attributable to common shareholders           (1,450,000)       (683,000)       (3,032,000)        (857,000)

         During the nine months ended September 30, 2005, the Company's operating expenses increased significantly over prior periods as the Company began building its corporate, information systems and operations infrastructures to accommodate several acquisitions that are currently in various stages of due diligence and negotiations.

         REVENUES

         The Company had revenues of $92,000 and $293,000 from operations for the three- and nine-month periods ended September 30, 2005, as compared to $81,000 and $233,000 for the three- and nine-month periods ended September 30, 2004. The increase in revenues for these respective period comparisons was primarily attributable to the completion of a wireless broadband network in a master planned development.

         COST OF GOODS SOLD

         The Company had cost of goods sold of $59,000 and $138,000 from operations for the three and nine months ended September 30, 2005, as compared to $24,000 and $66,000 for the three and nine months ended September 30, 2004. The increase in cost of goods sold for this respective period comparison was primarily attributable to the completion of the wireless broadband network in a master planned development.

         OPERATING EXPENSES

         With respect to the Company's consolidated operations, the Company reported operating expenses totaling $876,000 and $1,955,000 for the three and nine months ended September 30, 2005, as compared to $252,000 and $536,000 for the three and nine months ended September 30, 2004. The increase in operating expenses for this respective period comparison was primarily attributable to increases related to the expansion of the Company's corporate, information systems and operations infrastructures to accommodate several acquisitions that are currently in various stages of due diligence and negotiations and the completion of the acquisition of SkyvueUSA assets in the third quarter that now forms the core of the Company's Enterprise Network subsidiary.

         The Company's operating expenses for the three months ended September 30, 2005, were primarily attributable to selling, general and administrative costs including personnel related costs, legal, accounting, information systems and other professional costs incurred in connection with the Company's acquisition targets that are currently in various stages of due diligence and negotiations and the personnel expenses of the newly formed Enterprise Network subsidiary.

         NET LOSS

         For the three and nine months ended September 30, 2005, our net loss was $891,000 and $1,849,000 compared to a net loss of $195,000 and $369,000 for the three and nine months ended September 30, 2004. The increase in loss for the three and nine months ended September 30, 2005, as compared to the three and nine months ended September 30, 2004, was attributable to the factors discussed immediately above.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS

         For the three and nine months ended September 30, 2005, our net loss applicable to common shareholders was $1,450,000 and $3,032,000 compared to a net loss of $683,000 and $857,000 for the three and nine months ended September 30, 2004. The Company's net loss applicable to common shareholders included a deemed dividend on the beneficial conversion of debt that resulted in the issuance of $558,000 and $1,183,000 of Series A Preferred Stock. The beneficial conversion deemed dividend was limited to the amount of consideration received totaling $558,000 and $1,183,000 in the three and nine months ended September 30, 2005.

         CASH FLOWS

         Our operating activities for ongoing operations used net cash of $929,000 in the nine months ended September 30, 2005, as compared to using $424,000 in the nine months ended September 30, 2004. Net cash used by operating activities in the nine months ended September 30, 2005, resulted primarily from the net operating loss of $1,849,000 for the operating period; reduced by common stock that was issued for services rendered and an increase in accounts payable.

         Our investing activities used net cash of $347,000 in the nine months ended September 30, 2005, compared to $15,000 of cash used in the nine months ended September 30, 2004. The cash used is attributable to the acquisition of operating assets during the nine months ended September 30, 2005, and the cash portion of the acquisition of assets from Skyvue.

         Our financing activities provided net cash of $2,589,000 in the nine months ended September 30, 2005, compared to $434,000 of cash provided in the nine months ended September 30, 2004. The cash provided in the nine months ended September 30, 2005, was primarily associated with best efforts debt and equity financings.

FISCAL YEAR ENDED DECEMBER 31, 2004; COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2003

         The following table sets forth certain operating information regarding ERF Wireless for the years ended December 31, 2004 and 2003:

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
STATEMENTS OF OPERATIONS DATA:                        2004               2003
                                                      ----               ----
Total Sales                                         $325,000            $66,000
Cost of Good Sold                                     84,000             28,000
Gross Profit                                         241,000             38,000
       % of Total Sales                                  74%                58%
Operating Expenses                                   960,000             86,000
Loss from Operations                                (719,000)           (48,000)
Other income                                               0                  0
Net loss                                            (719,000)           (48,000)
Unrealized Holding Gain (Loss)                         2,000             (1,000)
Other Comprehensive Loss                            (717,000)          (49,000))

         REVENUES

         The Company had revenues of $92,000 from ongoing operations for the three month period ended December 31, 2004 as compared to $66,000 for the three month period ended December 31, 2003. The Company had revenues of $325,000 for the twelve month period ended December 31, 2004 as compared to $66,000 for the twelve month period ended December 31, 2003. The increase in revenues for these respective periods was primarily attributable to the acquisition of the Contact Wireless assets on October 1, 2003.

         COST OF GOODS SOLD

         The Company had cost of goods sold of $18,000 from ongoing operations for the three month period ended December 31, 2004 as compared to $28,000 for the three month period ended December 31, 2003. The Company had cost of goods sold of $84,000 for the twelve month period ended December 31, 2004 as compared to $28,000 for the twelve month period ended December 31, 2003. The increase in cost of goods sold for the year ended December 31, 2004 was primarily attributable to the acquisition of the Contact Wireless assets October 1, 2003.

         OPERATING EXPENSES

         With respect to the Company's ongoing business operations, the Company reported operating expenses totaling $424,000 and $960,000 for the three and twelve months ended December 31, 2004, respectively as compared to $86,000 and $86,000 for the three and twelve months ended December 31, 2003. The increase in operating expenses for these respective periods was primarily attributable to the costs associated with selling, general and administrative costs including personnel related costs, legal, accounting and other professional costs incurred in connection with the Company's ongoing operations and the implementation of Company's restructuring.

         NET LOSS

         For the three months ended December 31, 2004, our net loss was $350,000 compared to a net loss of 8,000 for the three months ended December 31, 2003. For the twelve months ended December 31, 2004, our net loss was $719,000 compared to a loss of $48,000 for the twelve months ended December 31, 2003. The increase in loss for the three and twelve months ended December 31, 2004 as compared to the three and twelve months ended December 31, 2003 was attributable to the factors discussed immediately above.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS

         For the three months ended December 31, 2004, our net loss applicable to common shareholders was $612,000 compared to a net loss of $49,000 for the three months ended December 31, 2003. For the twelve months ended December 31, 2004, our net loss was $1,469,000 compared to a loss of $49,000 for the twelve months ended December 31, 2003. The Company's Net Loss Applicable to Common Shareholders included deemed dividends on the beneficial conversion of the 1,500,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $750,000 in the year ended December 31, 2004.

         LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2005, we had cash and securities available for sale of $1,319,000 and a working capital surplus of $762,000. Depending on how our funds are deployed, we may need to raise additional capital as early as the second quarter of 2006 or as late as the fourth quarter of 2006. Furthermore, we anticipate that we will need additional capital in the future to continue to expand our business operations. The Company operations for the nine months ended September 30, 2005, have been financed through best efforts debt and equity fundraising.

         We do not have any significant credit facilities available with financial institutions or other third parties and as such we must rely upon best efforts third-party debt and equity funding from individual accredited investors. We can provide no assurance that we will be successful in any future best efforts financing efforts. If we are unable to either obtain financing from external sources or generate internal liquidity from anticipated future operations, we may need to curtail acquisition plans and operations.

         INFLATION

         The Company's results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

         CONTRACTUAL OBLIGATIONS

                                                                   Payments Due by Period
                                        -----------------------------------------------------------------------------
                                           Total        Less than        1-3 Years      3-5 Years        More than 5
                                                         1 Year                                             Years
                                        -----------    -----------     ------------    ------------     -------------
Contractual Obligations
  Long-term debt obligations                  $729           $471             $258              $0                $0
   Operating lease obligations                 473             42              361              70                 0
                                        -----------    -----------     ------------    ------------     -------------
TOTAL CONTRACTUAL OBLIGATIONS                1,202            513              619              70                 0
                                        ===========    ===========     ============    ============     ==============

         The Company's contractual obligations consist of certain obligations for office space operating leases requiring future minimal commitments under non-cancelable leases. Please see non-cancelable leases as described in Note 12 to the Company's financial statements under the heading Commitments.

RECENT ACCOUNTING PRONOUNCEMENTS

         In January 2003, the Financial Accounting Standards Board ('FASB') issued interpretation No. 46 ('FIN 46') 'Consolidation of Variable Interest Entities.' Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004, the adoption of which did not have a material impact on the financial position, cash flows or results of operations of the Company.

         In April 2004, the Emerging Issues Task Force ('EITF') issued Statement No. 03-06 'Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share ' ('EITF 03-06'). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

         In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, 'The Effect of Contingently Convertible Debt on Diluted Earnings per Share' ('EITF 04-08'). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this Issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Since the first quarter of 2004, the Company has included the shares issuable upon conversion of the Notes in its computation of diluted earnings per share.

         In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, 'The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments' ('EITF 03-01') as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, 'Accounting for Certain Investments in Debt and Equity Securities,' and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement 123R supersedes APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and amends FASB Statement No. 95, STATEMENT OF CASH FLOWS. Generally, the approach on Statement 123R is similar to the approach described in Statement 123. However, Statement 123R REQUIRES all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company intends to adopt SFAS 123R prospectively commencing in the third quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record, as expense each quarter, a non-cash accounting charge approximating the fair value of such share based compensation meeting the criteria outlined in the provisions of SFAS 123R.

         In June 2005, the FASB issued SFAS No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, which will require entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods' financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No.20, ACCOUNTING CHANGES, which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. Another significant change in practice under SFAS No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in accounting principle. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.


                                  OUR BUSINESS

         ERF Wireless provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

         The Company has formed four business reporting segments to provide solutions and services to different segments of the wireless industry: (i) Enterprise Network Services; (ii) Bundled Wireless Services; (iii) Wireless Messaging Services; (iv) and Network Operations.

OUR MARKET AND BUSINESS STRATEGY

         The market for broadband wireless product and service revenue has grown dramatically over the past few years and is expected to dominate all wireless markets over the next ten years.

         Most Americans today obtain broadband access to the Internet through wired connections like cable or telephone-line DSL, although wireless technology is playing an increasingly important role in broadband Internet access. Such wireless technologies include Ultra Wideband (UWB), Wi-Fi, WiMax, and 3rd Generation (3G) cellular networks.

         WiMax technology today will provide the highest throughput rate of other broadband connections. For now, WiMax is seen as the solution to many of the first-mile and last-mile issues. Examples include providing a high-throughput connection to locations that lack cable or DSL network access, connecting Wi-Fi hot spots or providing backhaul for cellular networks and enterprise-level connectivity for businesses. WiMax is derived from the 802.16 air-interface specification assigned by the IEEE, the Institute of Electrical and Electronics Engineers. Wi-Fi, also known as 802.11, has become a highly effective and inexpensive way to wirelessly network homes and offices while WiMax provides a cost-effective alternative for last-mile access to homes and businesses and can be implemented on either a fixed-wireless (non-line-of-sight) or mobile basis. WiMax is capable of transferring data around 75 Mbps over a distance of 30 miles to thousands of users from a single base station. One of the key differences in WiMax and Wi-Fi is the manner in which the bandwidth is apportioned. WiMax is a grant request system that can be apportioned down into smaller units thereby providing the capability to provide a lot of bandwidth to an enterprise or handling the backhaul to a hot spot or other point-to-point transmission. WiMax has the ability to do point-to-point and point-to-multipoint connections, thereby allowing it to serve as a bridge to both small urban businesses and rural areas. WiMax is emerging as the frontrunner for a global standard for wireless broadband.

         Wireless broadband is very well suited for niche market development in that it provides a truly versatile broadband communication medium that is cheaper than a wired solution, is faster to implement and can be configured for one or more applications. Given the wireless technology gains and the Federal Communications Commission's (FCC) recent adoption of an order to restructure frequencies within one of the several bands used for wireless broadband communication, we firmly believe that wireless broadband will become a 'third pipe' as both an alternative and extension to DSL and cable modem services, the two chief means of delivering high-speed Internet service today.

         Historically, broadband wireless has been in use for several years, but only with the advent of industry standards has it been possible to link the many small systems that have grown up into a much more robust wide-area network that will accelerate the growth of the broadband wireless industry. Traditionally the typical broadband wireless enterprise has been a small startup operation that has been local in operation and severely under-funded There are exceptions to this rule, but they are few compared to the patchwork of individual companies that make up the majority of the broadband wireless service provider network currently in operation in North America. There have been many reasons for this growth pattern including the existing infrastructure in place by the incumbent ILEC (incumbent local exchange carrier) wire line carriers and the growth of DSL and cable modem data delivery capabilities. However, both of these capabilities, while providing significant capabilities to a subset of customers, have failed to measure up to the expectations of the customers of having continuous connectivity wherever they may be. While it is quite acceptable for Internet connectivity to be provided by a DSL or cable modem when one is available, the typical American Internet user frequently requires connectivity in a number of locations including outside locations as well as mobile situations. Only a very robust wide area broadband wireless environment can meet all of these challenges.

         The Company believes that it is in a position to be able to take advantage of this particular moment in time when the broadband wireless industry is going through a metamorphous from a diverse group of individual small networks with limited interoperability to a new growth industry dominated by larger networks with wide area interoperability and economies of scale. This change in the broadband wireless industry will not occur over night but rather over the next five to ten years.

         Our business strategy is composed of three major components. The first component is to assemble a first class public company with both the business and technical expertise and experience to manage a large broadband wireless network. The second component of this business strategy is to identify and make strategic acquisitions and partnerships with well positioned existing broadband wireless networks in rural North America. The third component of this business strategy is to link the networks together with industry standard hardware and software to provide a seamless wireless broadband coverage over a large part of if not all of the North American market. The Company's recent acquisition of Skyvue and the September financing are part of the implementation of our business strategy.

ERF WIRELESS'S PRODUCTS AND SERVICES

         ENTERPRISE NETWORK SERVICES

         The Enterprise Network Services provides a turnkey design and implementation in the area of secure wireless broadband networks for regional banks. The acquisition of the assets of Skyvue provided Enterprise Network Services with over three years of experience on designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

         This application of wireless broadband technology provides regional financial institutions, with between ten and one hundred branches, a cost-effective way to replace all of their recurring T1 and other telephone company costs. The resulting encrypted wireless broadband network connects all of their branches to the central bank and can provide up to 45Mbps of continuous bandwidth as compared to the typical 1.4Mbps of a T1 connection from the telephone company.

         The Enterprise Network Services wireless network design is strictly for WAN point-to-point connectivity and is not intended for "within the building" wireless applications. Once in place, this enterprise class wireless network not only replaces all of the data connectivity requirements between locations, but also has the excess capacity to provide VOIP telephone service, video surveillance, document imaging and Internet connectivity for all of the enterprise locations.

         In order to satisfy the security concerns of banking regulators, Enterprise Network Services has developed a unique and proprietary encryption device (CryptoVue), consisting of hardware and software, as well as an integrated security protocol and 24x7 monitoring.

         The wireless broadband radio equipment deployed by Enterprise Network Services is a special commercially-hardened version of the Motorola Canopy Wireless Platform configured to form point-to-point and point to multipoint network connections for financial institutions that can be used in wireless backhaul, bridging and other data applications. The point-to-point configuration can span distances of up to 35 miles. Distances of greater than 35 miles can be covered by daisy chaining the units across multiple relay towers. The point-to-point systems generally operate at 5.7 GHz and a raw data rate of 10 Mbps, 20 Mbps or 45 Mbps with measurable data throughput rates of 7+ Mbps, 14+ Mbps and 31+Mbps respectively. Motorola also offers a 5.2 GHz point-to-point and point-to-multipoint system that ERF Wireless deploys on short-haul segments up to a distance of 10 miles.

         Enterprise Network Services focuses on obtaining design and construction contracts with regional banks in conjunction with long term maintenance and monitoring contracts. Any monitoring contracts will be managed by our Network Operations division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company plans to use the same network under revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as of part of its Bundled Wireless Services division.

         Enterprise Network Services currently has long term maintenance contracts with four (4) banking networks. For the nine months ended September 30, 2005 Enterprise Network Services contributed to less than 3% of the revenues of the Company and 34% of the losses.

         BUNDLED WIRELESS SERVICES

         The Bundled Wireless Services was recently formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. These services will be provided to both commercial and retail customers throughout the coverage area where ERF Wireless owns wireless broadband networks or operates wireless broadband networks. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies or entering into partnership or revenue-sharing agreements with other wireless broadband network providers throughout North America.

         Bundled Wireless Services will operate primarily in the rural markets which tend to be underserved by the major telephone and cable companies and where wireless broadband can offer a distinct cost advantage over other forms of broadband connectivity. The Bundled Wireless Services division will have mostly short term month to month contracts.

         As of the nine months ended September 30, 2005, the Bundled Wireless Services' revenues and losses were not material.

         WIRELESS MESSAGING SYSTEMS

         The Wireless Messaging Services provides wireless broadband system design and implementation, manufacturers and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services manufactures some paging equipment and has a retail outlet in San Antonio, Texas.

         The wireless broadband system design and implementation function is a service that Wireless Messaging Systems provides on a contract basis to other divisions and subsidiaries of ERF Wireless, as well as other outside organizations.

         The manufacturing and supply of high-power wireless infrastructure equipment under the ERF Wireless brand is accomplished primarily at the ERF Wireless corporate facility in League City, Texas, although some components are sourced from offshore locations. The product line consists of a variety of power amplifiers, transmitters and base stations ranging in power from 50 to 500 watts and covering all of the major frequency bands of the wireless messaging industry. In addition, ERF Wireless has developed unique technology that allows for full hot switching of redundant wireless equipment where such requirements are necessary.

         Although paging has seen a steady decline from its peak in the late 1990s, it continues to provide a staple communications platform for many B-to-B applications such as service providers, hospitals, construction workers and commercial contractors.

         The majority of Wireless Messaging Services' contracts are short term. Wireless Messaging Services contributed almost 97% of the Company's revenues for the nine months ended September 30, 2005 and 67% of the losses.

         NETWORK OPERATIONS

         The Network Operations division was created to provide the overall day-to-day operation and 24/7 monitoring to all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitory for other third parties. This service function is conducted from the state-of-the-art Network Operations Center facility located at the ERF Wireless corporate headquarters in League City, Texas.

         The Network Operations Center is typically a support facility to all of the other divisions and subsidiaries of ERF Wireless, providing the capability to quickly locate and repair a network problem in any of the wireless broadband networks that ERF Wireless owns or operates. The Network Operations Center not only has the capability to determine the source of a network problem, but is also the ERF Wireless division tasked with the responsibility of dispatching ERF Wireless Network Operations maintenance technicians or local area subcontractor technicians when maintenance or service requirements dictate.

         As of the nine months ended September 30, 2005, the Network Operations division's revenues and losses were not material.

COMPETITION

         We compete for subscription revenues with multiple companies providing internet services on a nationwide bases, discount ISPs and smaller regional ISPs. We also compete with companies that provide internet access via narrowband and broadband technologies, such as Internet access providers, cable companies and telephone companies. Like us, other companies offer some of the same internet connectivity services to their customers.

         We face competition in developing technologies, and risks from potential new developments in distribution technologies and equipment in internet access. In particular, we face competition from developments in the following types of internet access distribution technologies or equipment: broadband distribution technologies used in cable Internet access services; advanced personal computer-based access services offered through DSL technologies offered by local telecommunications companies; other advanced digital services offered by wireless companies; television-based interactive services; personal digital assistants or handheld computers; and enhanced mobile phones. We must keep pace with these developments and also ensure that we either have comparable and compatible technology or access to distribution technologies developed or owned by third parties.

         The Company also contemplates that it will enter into the local and long distance telecommunications market with Voice over Internet Protocol, 'VoIP' services. As we enter these markets, we will be entering a highly competitive industry dominated by large well funded incumbent providers. We are planning to target our local and long distance capabilities in the market where we are already providing wireless broadband internet services. Those markets are also characterized by competition that includes smaller regional telecommunications providers.

GOVERNMENTAL REGULATION

         Our wireless Internet access products currently operate in unlicensed spectrum and we expect that such spectrum will remain unlicensed.

         We provide Internet access, in part, using telecommunications services provided by third-party carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated 'information service providers' rather than regulated 'telecommunications providers' under the terms of the 1996 Act. As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers. Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and, in the future, we could be exposed to regulation by the FCC or other federal agencies or by state regulatory agencies or bodies. In this regard, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet, or IP, switching as 'telecommunications providers', even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol-based telephony or fax services, we may become subject to regulations promulgated by the FCC or states with respect to such activities. We cannot assure you that these regulations, if adopted, would not adversely affect our ability to offer certain enhanced business services in the future.

         Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

         Our future telecommunications business is subject to regulations under both state and federal telecommunications laws which are fluid and rapidly changing. On the state level, rules and policies are set by each state's Public Utility Commission or Public Service Commission (collectively, PUC). At the federal level, the Federal Communication Commission (FCC), among other agencies, dictates the rules and policies which govern interstate communications providers. The FCC is also the main agency in charge of creating rules and regulations to implement the 1996 Telecommunications Act (the '1996 Act).

         The 1996 Act opened the local telecommunications markets to competition by mandating the elimination of many legal, regulatory, economic and operational barriers to competitive entry. These changes provide us with new opportunities to provide local telephone services on a more cost-effective basis.

         The FCC has granted direct broadcast satellite (DBS) and multi-channel, multi-point distribution service (MMDS) operator rights on a national basis similar to the mandatory access provided to franchise cable operators in some state and local jurisdictions. The FCC has adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. We do not believe our business will be significantly impacted by these rights.

EMPLOYEES


         As of January 6, 2006, we employ 38 full-time employees and 8 consultants. We have no collective bargaining agreements with our employees. We believe that the Company is satisfactorily staffed.


CUSTOMERS

         Our Enterprise Network Services division customers consist of regional banking networks. Our Wireless Messaging Services division focuses on a diversified base of customers and end-users consisting of service providers, government agencies, businesses and other enterprises. Our Bundled Wireless Services division will focus mostly on servicing private entities, citifies, municipalities, and the general public in rural areas. Our Network Operations division's customers will be the customers of both the Enterprise Network Services and Bundled Wireless Services division. The Company had one customer that represented approximately 11% of the gross sales in the nine months ended September 30, 2005. During the years ended December 31, 2004 and 2003, no customers accounted for more than 10% of sales.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

         Our success depends to a significant degree on our methodologies and software applications. We do not have any patents, registered copyrights or registered trademarks. We rely, instead, on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. There can be no guarantee that those laws, and the procedures initiated to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections do not preclude competitors from developing products with similar features as those of ERF Wireless.

         Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, there can be no assurance that infringement claims will not be brought against us in the future. Any such claim could result in costly litigation or have a material adverse effect on our business, operating results and financial condition.

RESEARCH AND DEVELOPMENT

         We rely on the providers of the products we sell to upgrade their products through research and development. Consequently, we do not perform research and development and we have not incurred any research and development costs during the two previous fiscal years and do not anticipate incurring any such costs in the current fiscal year.

DESCRIPTION OF PROPERTY

         The Company leases approximately 11,137 square feet of office space consisting of 8,860 square feet at 103 Courageous Drive as its primary operations and 2,277 square feet at 2911 South Shore Blvd. as its primary corporate headquarters office lease space in League City, Texas. The office space lease is with South Shore Harbor Development, Ltd., with initial base rent monthly payments during month 1 - 36 of $8,464, escalating to $9,145 for months 37 - 60. The lease commenced on October 18, 2004 and expires on August 31, 2009.

         The Company leases approximately 1,552 square feet of office space at 8521-1 Blanco Road, San Antonio, Texas for its Wireless Messaging Services' retail outlet. The office space lease is with Weingarten Realty Investors with initial base rent monthly payments during year one of $1940, escalating to $1,998 for year 2 and then to $2,056 for year 3. The lease commenced on February 24, 2004 and expires in February 2007.

         The Company leases approximately 408 square feet of office space at 100 Taylor Street, San Antonio, Texas for its Wireless Messaging Services. The office space lease is with Taylor Street Ventures, LP with initial base rent monthly payments of $535. The lease commenced on June 1, 2002 and expired on May 31, 2005.

         The Company has a transmitter sharing agreement with Metrocall for use of shared sites in Boerne, Devine, Hondo, New Braunfels and San Antonio, Texas. The agreement requires monthly payments of $1,466.

         The Company has a license agreement with American Towers for use of their Sequin (Geronimo), Texas, tower site. The license agreement expires on May 31, 2007, and requires monthly payments of $631.

         The Company has a license agreement with Pinnacle Towers for use of their New Braunfels, Texas, FM 306 tower site. The license agreement expires on October 31, 2006, and requires monthly payments of $717.

         The Company leases approximately 1,552 square feet of office space at 602 West 12th Street, Taylor, Texas, for its Enterprise Network Services. The office space lease is with Taylor Independent School District with initial base rent monthly payments during year one of $3,290, escalating to $3,729 for year
2. The lease commenced on November 01, 2005, and expires in December 2007.

         We believe that the Company's current needs are satisfied by these leases.

LEGAL PROCEEDINGS

>From time to time, the Company may become involved in litigation arising in the ordinary course of its business.


                              SELLING STOCKHOLDERS

         The selling stockholders include the holders of (i) our convertible secured notes aggregating $1,500,000 and warrants to purchase a total of 389,999 shares of common stock issued in the $1,500,000 financing that closed in September 2005 to Global Capital Funding Group, L.P. ("Global"), GCA Strategic Investment Fund Limited ("GCA") HIPL Family Trust ("HIPL")and DP Securities, Inc.("DP"); (ii) Skyvue USA East Central Texas, Inc., the holder of a $400,000 note issued in connection with our acquisition of certain assets of Skyvue; and
(iii) warrants to purchase an aggregate of 880,000 shares of the Company's common stock held by Six Eighteen Corp., April Frisby, Dr. Tim Weed, Ross Eastman, Robert Lee Butchofsky II, and Sella Invest & Trade, Inc. Pursuant to the September $1,500,000 2005 financing we issued to Global a $1,285,000 convertible note and a warrant to purchase 300,000 shares of common stock, to GCA a $50,000 convertible note and a warrant to purchase 13,953 shares of common stock, to HIPL a $75,000 convertible note and a warrant to purchase 20,930 shares of common stock, to DP a $90,000 convertible note and a warrant to purchase 55,116 shares of common stock, For a more detailed description of each of these securities see "Description of Securities" page 37 hereof.

         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of January 6, 2006. For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness and exercise all warrants, that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares of may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

         For purposes of this table, the Company used a conversion price of $2.95 per share for the September 2005 convertible note and $2.95 for the Skyvue note, which were determined by using the conversion price for the convertible debt as if the debt was converted on January 6, 2006. The actual number of shares of common stock issuable upon the conversion of the convertible debt is subject to adjustment depending on amount, other factors, and the future market price of the common stock, and could be materially less or more than the number estimated in the table.

-------------------------------- -------------- -------------- -------------- ---------------- --------------
                                     SHARES           %                            SHARES            %
                                  BENEFICIALLY     OWNERSHIP                    BENEFICIALLY     OWNERSHIP
                                  OWNED BEFORE      BEFORE         AMOUNT       OWNED AFTER        AFTER
          STOCKHOLDER               OFFERING       OFFERING        OFFERED        OFFERING       OFFERING
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Global Capital Funding Group,       824,490(2)           8.5%        824,490                0             0%
L.P. (1)
-------------------------------- -------------- -------------- -------------- ---------------- --------------
GCA Strategic Investment Fund
Limited (3)                          34,361(4)             *%         36,361                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
HIPL Family Trust (5)                51,542(6)             *%         51,542                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
DP Securities Inc. (7)               91,851(8)             1%         91,851                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Skvue USA East Central Texas,
Inc.                                      0(9)             0         135,593                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Six Eighteen Corp.                  100,000(10)            1%        100,000                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
April Frisby                        220,000(11)            2%        220,000                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Dr. Tim Weed                        220,000(12)            2%        220,000                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Ross Eastman                         60,000(13)            *%         60,000                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Robert Lee Butchofsky II             60,000(14)            *%         60,000                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
Sella Invest & Trade, Inc.          220,000(15)            2%        220,000                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
    Total                         1,882,244               49%      2,017,837                0             0%
-------------------------------- -------------- -------------- -------------- ---------------- --------------
-----------------
* Less than 1%

     (1) Global is the ultimate beneficial owner of the securities listed above and, through its general partner, Global Capital Management Services, Inc., has the sole voting power to vote the shares. Global Capital Advisors, Ltd., Global Capital Funding Group, L.P.'s investment advisor, together with Global Capital Management Services, Inc. has sole voting power over the Global Capital Funding Group, L.P. shares. Global Capital Advisors, Ltd., Global Capital Funding Group, L.P.'s investment advisor, together with Global Capital Management Services, Inc. has sole investment discretion and authority over the securities owned by Global Capital Funding Group, L.P. The actual persons who exercise sole or shared voting power or investment powers over the shares beneficially held by Global Capital Funding Group, L.P. are Lewis N. Lester, Michael S. Brown and Bradley A. Thompson. Global Capital Funding Group, L.P. is an affiliate of a broker-dealer. Notwithstanding the above, Global Capital Funding Group, L.P. is precluded pursuant to the terms of its stock purchase agreement with the Company from converting a portion of the convertible note that would result in its ownership of more than 4.99% of the outstanding shares of Company common stock, unless otherwise agreed to by the Company.
     (2) Global owns (i) a warrant to purchase 300,000 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt of $1,285,000.
     (3) GCA is the ultimate beneficial owner of the securities listed above and, through its board of directors has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation has the sole voting power of the GCA shares and Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors, LLC, GCA's investment advisor, together with GCA's board of directors, has sole investing authority of the GCA shares. The natural persons who exercise sole or shared investment powers over the shares held by GCA are Lewis N. Lester, Michael S. Brown and Bradley A. Thompson. GCA is an affiliate of a broker-dealer.
     (4) GCA owns (i) a warrant to purchase 13,953 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt of $50,000.
     (5)  Patrick Braid has sole voting and investment power for HIPL.
     (6) HIPL owns (i) warrant to purchase 20,930 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt of $75,000 convertible.
     (7) DP is a registered broker-dealer and is a majority owned subsidiary of Sagient Research Systems, Inc. DP Securities, Inc. is controlled by its board of directors, which has the control and power to vote and/or sell the securities owned by DP Securities, Inc.
     (8) DP owns (i) a warrant to purchase 55,116 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt of $90,000 convertible.

     (9) Skyvue USA East Central Texas, Inc. owns a note in the original principal amount of $400,000 convertible at the Company's sole discretion. Mr. Burns a director of the Company has shared control over Skyvue USA East Central Texas, Inc., as a director.
     (10) Includes a warrant to purchase 100,000 shares of the Company's common stock at $0.20 per share. Richard O. Weed is the sole officer and director of Six Eighteen, Corp and has sole voting and investment control.
     (11) Includes a warrant to purchase 220,000 shares of the Company's common stock at $0.20 per share.
     (12) Includes a warrant to purchase 220,000 shares of the Company's common stock at $0.20 per share.
     (13) Includes a warrant to purchase 60,000 shares of the Company's common stock at $0.20 per share.
     (14) Includes a warrant to purchase 60,000 shares of the Company's common stock at $0.20 per share.
     (15) Includes a warrant to purchase 220,000 shares of the Company's common stock at $0.20 per share. Alastair M. Cunningham, a director of Sella Invest & Trade, Inc. has sole voting and investment control.



         The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o settlement of short sales entered into after the date of this prospectus;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o        a combination of any such methods of sale;
         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         Transactions under this prospectus may or may not involve brokers or dealers. The Selling Shareholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in selling securities. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

         Each selling shareholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business. The selling shareholders, whether a broker-dealer or not, have informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

         The selling shareholders, other than the selling shareholders that are broker-dealers, that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and selling shareholders, that are broker-dealers, and any broker-dealers that act in connection with the sale of shares are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain of the selling shareholders and certain selling shareholders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         To our knowledge, based upon information provided to us by the selling shareholders, DP is a registered broker-dealer and Global and GCA are affiliates of a registered broker-dealer. As such, DP Securities is an underwriter and Global and GCA may be deemed to be underwriters of their respective shares underlying the conversion of their note and exercise of their warrant within the meaning of the Securities Act. We do not have a material relationship with DP, Global or GCA. DP, Global nor GCA has a right to designate or nominate a member or members of the board of directors. DP, Global and GCA purchased their notes and warrants directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by DP, Global, or GCA respectively. To our knowledge, none of the selling shareholders are affiliates of DP, Global or GCA.

         The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling shareholder and of the participating broker-dealer(s);
         o        the number of shares involved;
         o        the initial price at which the shares were sold;
         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
         o that such selling shareholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         o        other facts material to the transactions.

         In addition, any selling shareholder may from time to time pledge or grant a security interest in some or all of the notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1999 amended the list of selling shareholders to include the pledge, transferee or other successors in interest as selling shareholders under this prospectus.

         We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   MANAGEMENT


Our directors and executive officers and their ages as of January 3, 2006 are as follows:


NAME                             AGE          POSITION
----                             ---          --------
R. Greg Smith                    47           Chief Executive Officer, Chief
                                              Financial Officer and Director
Dr. H. Dean Cubley               63           Chairman of the Board of Directors
Dr. Bartus H. Batson             62           Director
John A. Burns                    53           Director

The following is a brief description of the background of our directors and executive officers.

         MR. R. GREG SMITH is the Company's chief financial officer, chief executive officer and a director. Mr. Smith's professional background includes some 25 years of demonstrated executive management experience, including 11 years experience as CFO of publicly traded companies. Mr. Smith joined the Company, in August 2004, as chief financial officer and as chief executive officer. Mr. Smith most recently was employed by Eagle Broadband, Inc., where he was recruited to assist in the restructure of numerous Eagle subsidiaries. Mr. Smith served in dual roles as CFO and as CEO of certain Eagle subsidiaries from early 2002 and played a key role in reducing certain subsidiaries EBITDA burn rates as Eagle has shifted its focus away from low-margin product fulfillment and commercial cabling to higher-margin bundled digital services, convergent set-top boxes and satellite-based communications platforms. Prior to Eagle, Mr. Smith spent 13 years in various corporate finance functions including CFO in the healthcare informatics market with ADAC Healthcare Information Systems, Inc., and predecessor entities. While at ADAC, Mr. Smith gained extensive experience in directing restructurings and turnarounds as well as completing numerous mergers and acquisitions. Following his successful career at ADAC and prior to joining Eagle Broadband, Inc., Mr. Smith was recruited to lead the restructuring of a privately-held electronic messaging company, improving gross margins from 9% to 46% from 1998 to 2000. Mr. Smith's primary role was in leading the completion of a complex SEC registered rescission offering in late 1999 and early 2000 to overcome a $16 million SEC rescission liability that was created by the founder of the business and prior management by integrating several private placements.

         DR. H. DEAN CUBLEY has served as director and Chairman of ERF Wireless since May 2004 and served as acting president, secretary and treasurer from May 2004 until August 2004. Previously Dr. Cubley served as president, chief executive officer and chairman of Eagle Wireless International, Inc., from March 1996 until 2003. Prior to that, Dr. Cubley served as vice-president of Eagle Telecom, Inc., from 1993 to March 1996. From 1984 until 1993 Dr. Cubley was active in the telecommunications industry serving as a principle in numerous high technology companies including Metrocast, Microlink, TI-IN Network, and Paging Products International. Dr. Cubley has over 39 years of extensive experience in the field of telecommunications. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center as a senior engineer or manager on all Gemini, Apollo, and Shuttle programs. Dr. Cubley was the Antenna Subsystems Manager on all manned spacecraft programs for seven years during the Apollo Program with full project control for over two hundred million dollars worth of equipment for each Apollo flight. In addition, Dr. Cubley was the NASA Project Manager on the five hundred million dollar Apollo 17 Surface Electrical Properties Experiment which was searching for water on the surface of the moon in 1972. Throughout his career, Dr. Cubley has authored or co-authored over fifty publications. In addition, he has a total of fifteen patents and patents-pending registered in his name. Dr. Cubley received a Bachelor of Science degree in electrical engineering from the University of Texas in 1964 and a master's degree from the University of Texas in 1965. In 1970 Dr. Cubley received his Ph.D. in Electrical Engineering from the University of Houston. Since 1977, Dr. Cubley has been actively engaged in the commercial telecommunications industry and has been instrumental in many of its technological advancements. Dr. Cubley has also been a founding partner in twenty three new high technology companies since his employment with NASA. Many of these companies have been acquired by larger companies and are currently operating in the telecommunications industry.

         DR. BARTUS H. BATSON has served as director of ERF Wireless since January 2005. Dr. Batson has served as president, chief executive officer and chairman of X-Analog Communications, Inc., since March 1992. Prior to that, Dr. Batson served as president of X-Analog's predecessor company, CADSA, Inc. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems. Dr. Batson received the B.S. degree in electrical engineering from Arlington State College (now the University of Texas at Arlington) in 1963 and the M.S. and Ph.D. degrees in electrical engineering from the University of Houston in 1967 and 1972, respectively. In 1963, he joined the NASA Manned Spacecraft Center (now the Lyndon B. Johnson Space Center) in Houston, Texas, and worked in Flight Operations and Analysis on Guidance, Navigation and Command Systems for the Gemini Program. From 1964 to 1968, he served in the U. S. Army as an electronics instructor in the Artillery and Missile School at Fort Sill, Oklahoma. In 1966, he returned to the Manned Spacecraft Center and worked until 1983 on a wide variety of problems pertaining to statistical communication theory as applied to communications systems for manned spaceflight programs, including Apollo, Apollo-Soyuz, Skylab, and Space Shuttle. He personally developed the conceptual designs for the Space Shuttle S-band and Ku-band communications systems, which incorporated several state-of-the-art advances in the areas of modulation, coding, synchronization, and spread spectrum, at data rates of up to 50 Mbps. As Manager of the Systems Analysis Office of the Tracking and Communications Division, he was responsible for communications, tracking, instrumentation, and data systems engineering and analysis for the entire Space Shuttle Program. In 1980, while still at NASA, Dr. Batson founded X-Analog's predecessor company, CADSA, Inc., which was originally a consulting company specializing in satellite communications and voice/data/video applications. In 1983, he resigned from NASA to devote full time to CADSA. During the period from 1983 to the present time, CADSA and later X-Analog has become a diversified telecommunications company, providing a wide range of products and services. Dr. Batson was heavily involved in the design and implementation of the USCI (United Satellite Communications, Inc.) video network, which was the first operational DBS (direct broadcast satellite) system. His contributions to USCI included extensive analysis efforts and preparation of the technical portions of several FCC filings, responses, etc., that eventually resulted in regulatory approval of the use of medium-power FSS (fixed satellite service) satellites for provision of DBS services to the home consumer market. He also participated in the design of the STARLOK video scrambling system that was developed by General Instruments for USCI. Another significant project directed by Dr. Batson was the total engineering effort associated with the design, development, implementation, testing, maintenance, and operations of all elements of TI-IN Network, a provider of satellite-based interactive (one-way video/data, two-way audio/data) educational programming. As part of this project, Dr. Batson directed the design, development, and manufacturing of several specialized microprocessor-based equipment items which provided various features such as wireless keypad data response from remote classrooms; customized, automated audio talkback; and addressable hardcopy distribution. One of the most significant projects which Dr. Batson has been responsible for is the design and implementation of a digital video compression system for NTU (National Technological University) that replaced their satellite-based analog system. Dr. Batson was responsible for the design, development, integration/test, and initial manufacturing efforts associated with this project. Dr. Batson has been an adjunct member of the faculties of Rice University and the University of Houston, where he taught graduate courses in space communications, digital communications, statistical communications theory, information theory, estimation theory, and coding theory. He has also developed and taught numerous short courses on topics such as speech processing, video processing, spread spectrum communications, data communications, digital communications, satellite communications, space communications and navigation, and systems engineering. He is a senior member of the IEEE and is a past chairman of the Satellite and Space Communications Committee of the IEEE Communications Society. He served for several years as Editor for Satellite and Space Communications for the IEEE Transactions on Communications and was guest editor of a special issue of the Transactions dealing with Space Shuttle Communications and Tracking. He was Program Chairman of the National Telecommunications Conference (NTC '80) held in Houston in December 1980 and General Chairman of the National Telesystems Conference (NTC '82) held in Galveston, Texas, in 1982. He has also been active in the Instrument Society of America, having served as Director of the Telemetry Division. He is a member of Sigma Xi and Phi Kappa Phi and is a Registered Professional Engineer in the State of Texas. Dr. Batson has published more than fifty papers in practically all areas of communications.

         JOHN A. BURNS joined ERF Wireless in August 2005 as a director, and as chairman and chief executive officer of the ERF Wireless subsidiary, ERF Enterprise Network Services Inc. Prior to joining ERF Wireless, Mr. Burns founded FundsXpress Inc. where he served as chairman of the board, chief executive officer and president since its formation in 1995. At FundsXpress, he raised over $80 million to develop one of the leading Internet banking companies in America, providing services to over 500 financial institutions. At FundsXpress, Mr. Burns was endorsed by 28 state banking associations and in 2000 received the 5 Star Award for being the outstanding bank service provider from the Independent Bankers Association of Texas. Prior to his work with FundsXpress, Mr. Burns co-founded and managed Mesa Systems Inc., a systems integration and consulting company (1989 - 1995), was president of American Microelectronics Inc., a computer component manufacturing company owned by a publicly-traded company (1988 - 1989), and was a partner in the Sendero RE Group, a financing and high-technology consulting firm based in Austin, Texas (1985 - 1987). From 1976 to 1985, Mr. Burns was co-founder and president of Balcones Computer Corporation, a company that designed computers, software and other advanced technology products for the State of Texas, Digital Equipment Corporation, Xerox Corporation, Ford Motor Company and other companies. Mr. Burns is a past president of the Advisory Board of the Liberal Arts and Science Academy of Austin where, in 1998, he was recognized as the Volunteer of the Year for the nationally acclaimed Austin Adopt-a-School program. Mr. Burns holds a BBA in Finance from the University of Texas at Austin (1974).

AUDIT COMMITTEE

         The Company's standing audit committee of the Board is comprised of two non-employee independent directors; Dr. H. Dean Cubley and Dr. Bartus H. Batson. The Board has determined that Dr. H. Dean Cubley is an audit committee financial expert and independent as defined by Item 401(e) of Regulation S-B of the Exchange Act.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth the annual and long-term compensation for services in all capacities for the three fiscal years ended December 31, 2004, paid to our named executive officers.

--------------------------------------------------- --------------------------- -----------------------------------
                                                       ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                                                                -----------------------------------
                                                                                              AWARDS
------------------------------------- ------------- -------------- ------------ -----------------------------------
    Name and Principal Position           Year        Salary($)     Bonus($)     Securities Underlying Options /
                                                                                             SARs (#)
------------------------------------- ------------- -------------- ------------ -----------------------------------
R. R. Greg Smith (1)                      2004          75,000      31,914  (2)          1,000,000 common stock
 chief executive officer
------------------------------------- ------------- -------------- ------------ -----------------------------------
H. Dean Cubley                            2004            -            -                  -
Acting President (3)
------------------------------------- ------------- -------------- ------------ -----------------------------------
Kenneth A. Phillips Former CEO (4)        2004          31,042         -                  -
------------------------------------- ------------- -------------- ------------ -----------------------------------
                                          2003          74,500         -                  -
------------------------------------- ------------- -------------- ------------ -----------------------------------
                                          2002         114,000         -               1,200,000
------------------------------------- ------------- -------------- ------------ -----------------------------------

(1) Mr. R. Greg Smith joined us on August 1, 2004 as Chief Financial Officer and as Chief Executive Officer. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by the Company during his employment period.
(2) Mr. Smith was issued 63,827 shares of Series A Preferred Stock as a sign on bonus in August 2004. At or around August 2004, certain investors had outstanding debt convertible into Series A Preferred Stock at $0.50 per share. Therefore, the Company determined the fair market value for the Series A Preferred Stock was $0.50 per share.
(3) Mr. Cubley received no compensation for his acting position which he held from May, 2004 until his resignation in August of 2004.
(4) Represents portions paid to Mr. Phillips from January 1, 2004 until his resignation in May of 2004.


AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2004 by our executive officers listed in the Summary Compensation Table above.

                      Number of Securities      Percent of        Exercise or        Market
                       Underlying Options          Total           Base Price       Price on
                             Granted              Options            ($/Sh)          Date of        Expiration
Name                           (#)              Granted to                            Grant            Date
                                               Employees in
                                                Fiscal Year
-------------------- ------------------------ ---------------- ---------------- ---------------- ----------------
R. Greg Smith                100,000               3.3%            $1.03 (2)          $3.75          July 2009
                       of common stock (1)
                             150,000               4.9%            $1.03 (2)          $3.75          July 2009
                       of common stock (3)
                             250,000               8.2%            $1.03 (2)          $3.75          July 2009
                       of common stock (4)
                             500,000              16.4%            $1.03 (2)          $3.75          July 2009
                       of common stock (5)

Kenneth A.                      -                    -                 -                -                -
Phillips
H. Dean Cubley                  -                    -                 -                -                -

------------
(1)      Exercisable when cumulative revenues reach $1,000,000.
(2) The exercise price for these options will have an exercise price of 115% of the lowest five day average closing price existing for the Company's common stock during the twelve month period immediately preceding the date of the vesting event; $1.03 would have been the exercise price if the options were vested on the grant date.
(3)      Exercisable when cumulative revenues reach $5,000,000.
(4)      Exercisable when cumulative revenues reach $10,000,000.
(5)      Exercisable when cumulative revenues reach $25,000,000.


                  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                       Shares                                                             Value of Unexercised
                      Acquired     Value         Number of Unexercised Securities             In-the-Money
                         on       Realized         Underlying Options at FY-End            Options at FY-End
Name                  Exercise      ($)                       (#)                                  ($)
                        (#)
-------------------- ----------- ----------- --------------------------------------- -------------------------------
                                                Exercisable        Unexercisable      Exercisable    Unexercisable
                                                -----------        -------------      -----------    -------------
                                                                    1,000,000
R. Greg Smith            -           -               -             common stock            -               -
Kenneth A. Phillips      -           -               -                   -                 -               -
H. Dean Cubley           -           -               -                   -                 -               -

-----------
(1) The exercise price for these options is 115% of the lowest closing price during the twelve (12) month period prior exercise. Assuming these options vested on and were exercised as of December 31, 2004, the exercise price would be $1.03 for a total value of $3,470,000. The closing price of our common stock as of the end of its fiscal year ended December 31, 2004 was $4.50 per share.


COMPENSATION OF DIRECTORS

         The Company currently compensates directors for their services as directors in the amount of 2,000 shares of common stock for each regularly scheduled Board of Directors Meeting. In addition a fee of 1,000 shares of common stock will be paid for each special telephone Board Meeting called by the Chairman of the Board. In addition, upon each director's first anniversary, each director will receive options to purchase 25,000 shares of common stock at 115% of the common stock price closing stock price on the anniversary date that the Director officially becomes a Director and annually thereafter providing the Director is officially a Director on the anniversary date. The Company did not hold any meetings of the Board of Directors during the period covered by this report and all actions of the Board were done by unanimous consent.

EMPLOYMENT AGREEMENTS


         In August 2004, we entered into a written employment agreement with R. Greg Smith, our CEO and CFO. Subsequently, we entered an Amended and Restated Employment Agreement with Mr. Smith that modified certain terms and conditions of the original agreement. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,827 shares of our Series A Preferred Stock as a sign on bonus. Mr. Smith also is entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements, as described herein. As of September 30, 2005 none of the options to purchase common stock have vested. Mr. Smith is subject to a lock-up agreement, which prohibits Mr. Smith from selling shares of common stock until August 1, 2006 unless agreed to by the Company in writing.


         In August 2005, we entered into an executive employment agreement with John Adrian Burns as chief executive officer and chairman of ERF Enterprise Network Services Inc., our wholly owned subsidiary. Mr. Burns is paid $180,000 per year and other normal benefits available to all Company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options to purchase up to 1,050,000 shares of the Company's common stock under the Company's 2004 Non-Qualified Stock Option Plan upon attainment of certain future cumulative revenue milestone achievements. As of September 30, 2005, none of these options had vested. These options will have an exercise price of the lowest five day average closing price existing for the Company's common stock during the twelve month period immediately preceding the date of the vesting event. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         In May 2004, the Company sold Fleetclean Chemicals, Inc., a wholly owned subsidiary of the Company ("FCI"), to Kenneth A. Phillips, the chief executive officer and a director at that time. Prior to the sale of FCI, the Company transferred all assets and certain liabilities into FCI. Phillips paid the 100% of the net tangible book value of FCI on April 1, 2004. The shareholders of the Company did not approve this transaction until August 8, 2004. Mr. Phillips is no longer an officer and director of the Company.

         In May 2004, STJV, a trust that is controlled by Frances Cubley, the mother of Dr. H. Dean Cubley, a current director of the Company, acquired 1,000,000 shares of Series A Preferred Stock for $0.28 per share. On May 19, 2005 STJV acquired 143,784 shares of the Company's common stock from Kenneth A. Phillips, the chief executive officer and a director at that time, Kathryn M. Phillips, Jarrod Phillips and Jay G. Phillips for $150,000. In October 2005, STJV converted 168,759.56 shares of Series A Preferred Stock into 3,151,812 shares of common stock.

         In September 2004, the Company acquired all of the outstanding stock of Eagle R. F. International ("International") in exchange for 1,000,000 shares of its common stock. Prior to the acquisition of International, International was wholly owned by four individuals, Dr. H. Dean Cubley, chairman of the board of ERF Wireless, John Nagel, Billie Mize and Christopher Futer ("International Founders"). International was a Texas corporation organized in 1993. Dr. H. Dean Cubley owned 400,000 shares of common stock of International that he acquired for nominal consideration as a founder. John Nagel owned 100,000 shares of common stock of International that he acquired for nominal consideration as a founder. Billie Mize owned 100,000 shares of common stock of International that she acquired for nominal consideration as a founder. Christopher Futer owned 400,000 shares of common stock of International that he acquired for nominal consideration as a Founder. Dr. Cubley received 400,000 shares of our common stock as his portion of the Purchase Price, and subsequently gifted 100,000 shares to Mr. Nagel and 100,000 shares to Ms. Mize.

         Prior to the acquisition, International had outstanding debt of $487,142 held by six trusts, Pauline Trust, Cason Family Trust, HC1 Trust, Leopard Family Trust, Jauquine Trust, and Bailey Trust (the "Trusts"). In connection with the acquisition of International, the Company entered into a Debt Conversion and Funding Agreement with the Trusts, whereby the Trusts agreed to convert the outstanding debt into shares of Series A Preferred Stock. In addition, the Trusts agreed to purchase up to 525,725.35 additional Series A Preferred Stock at $0.50 per share. The Debt Conversion and Funding Agreement with the Trusts has been amended twice, first in 2004, to allow the Trusts to purchase an additional 1,500,000 shares of Series A Preferred Stock at $0.50 per share, and second in 2005, to allow the Trusts to purchase an additional 1,500,000 shares of Series A Preferred Stock at $1.50 per share.

         Pursuant to the Debt Conversion and Funding Agreement and its addendums as of December 7, 2005, STJV had acquired 939,990 shares of Series A Preferred Stock at $0.50 per share and 400,957 shares of Series A Preferred Stock at $1.50 per share; Pauline Trust has acquired 315,984 shares of Series A Preferred Stock at $0.50 per share; Carson Family Trust has acquired 207,156 shares of Series A Preferred Stock at $0.50 per share, Leopard Family Trust has acquired 283,014 shares of Series A Preferred Stock at $0.50 per share; Jauquine Family Trust has acquired 124,486 shares of Series A Preferred Stock at $0.50 per share; Systom Trust has acquired 380,697 shares of Series A Preferred Stock at $0.50 per share; the investment and voting power for each of these trusts is held by Frances Cubley, the mother of H. Dean Cubley. HC1 Trust and Sealink Trust, each of which Brian Cubley, the adult son of H. Dean Cubley, has investment and sole voting power, acquired 23,628 shares of Series A Preferred Stock and 124,000 shares of Series A Preferred Stock, respectively, at $0.50 per share. Furthermore, BF Consultants Trust, a trust in which Scott Cubley, the adult son of H. Dean Cubley, has the sole investment and voting power, acquired 190,000 shares of Series A Preferred Stock at $0.50 per share.

         In December 2005, the holders of record of the Series A Preferred Stock, which includes the above named trusts and Greg Smith, entered into a Series A Preferred Conversion Restriction Agreement, in which each agreed to restrict the number of shares of Series A Preferred Stock that they converted into common stock each calendar quarter to the lesser of (i) 5% all of their respective shares of the Company's Series A Preferred Stock or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter. In consideration for the execution of the Series A Preferred Conversion Restriction Agreement, the Company granted the holders the right of first refusal to participate in any sale of the Series A Preferred Stock between January 1, 2006 and December 31, 2006.

         In March 2005, the Company entered into a one-year professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sales the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley. As of December 2005, Synchton has been issued 16,567 shares common stock pursuant to this agreement.

         In August 2004, we entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005 and $90,00 per year thereafter. Mr. Cubley also received an option to purchase 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Wireless Messaging Services division is profitable equal to 5% of the revenues of the Wireless Messaging Services division.

         In August 2005, we entered into an executive employment agreement with John Arley Burns, the son of John Adrian Burns, as president of Enterprise Network Services. Mr. Burns is paid $150,000 per year and other normal benefits available to all Company employees. Mr. Burns is eligible to receive non-qualified non-transferable stock options to purchase up to 520,000 shares of the Company's common stock based upon the attainment of certain performance based milestones.

                             PRINCIPAL STOCKHOLDERS


         As of January 6, 2006, 7,774,382 shares of common stock were outstanding and 4,062,825 shares of Series A Preferred Stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:


         o each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
         o        each of our directors;
         o        each of our named executive officers; and
         o        all of our directors and executive officers as a group.

         Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares

(for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

         To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

                                                                    SHARES OF SERIES A
                                        SHARES OF COMMON STOCK        PREFERRED STOCK
                                             BENEFICIALLY               BENEFICIALLY            TOTAL PERCENTAGE OF
                                               OWNED(1)                    OWNED                  VOTING POWER (2)
---------------------------------- ----------------------------- --------------------------- ---------------------------
     NAME AND ADDRESS OF                NUMBER           %           NUMBER            %           NUMBER          %
     BENEFICIAL OWNER
---------------------------------- ---------------- ------------ --------------- ----------- --------------- -----------
Frances Cubley (3)                   1,929,792(4)       25%        3,483,534(5)       86%        71,600,462       81%
Systom Trust Joint Venture              36,202           *         2,172,198          53%        43,480,151       49%
Pauline Trust                          248,396           3%          315,984           8%         6,568,076        7%
Cason Family Trust                   1,148,402          15%          207,156           5%         5,291,522        6%
Leopard Family Trust                   248,396           3%          283,014           7%         5,908,667        7%
Systom Trust                              -              -           380,697           9%         7,613,930        9%
BF Consultants                            -              -           190,000           5%         3,800,000        4%
R. Greg Smith                            4,667(7)        *            63,827(8)        2%         1,281,207        1%
Dr. H. Dean Cubley                     202,000           3%             -              -            202,000        *
Dr. Bartus H. Batson                     2,000           *              -              -              2,000        *
John Burns                                 -(9)          -              -              -               -           -
Christopher J. Futer                   397,000           5%             -              -               -           *
Kenneth A. Phillips                       -              -              -              -               -           -
All Executive Officers and             208,667           3%           63,827           2%         1,485,207        2%
    Directors as a group (3
         persons)

----------------------
* Less than 1%

     (1) This column does not include the shares of common stock issuable upon the conversion of the Series A Preferred Stock.
     (2) This column includes the Series A Preferred Stock right to 20 votes on all matters in which the common stockholders and preferred stockholders vote together.
     (3) Ms. Frances Cubley, the mother of Dr. H. Dean Cubley, a director of the Company, has the sole investment and voting power for Systom Trust Joint Venture, Pauline Trust, Carson Family Trust, Leopard Family Trust, Jauquine Family Trust, and Systom Trust (the "Frances Cubley Trusts").
     (4)  Includes 1,929,792 shares owned by the Francis Cubley Trusts.
     (5) Includes 2,483,534 shares of Series A Preferred Stock held by the Frances Cubley Trusts.
     (6) Scott Cubley, the son of Dr. H. Dean Cubley, a director of the Company, has the sole investment and voting power for BF Consultants.
     (7) Includes 2,000 shares held by Lariat Financial, Inc., a corporation controlled by Mr. Smith. This does not include options to purchase 1,000,000 shares of common stock that are exercisable upon cumulative revenue of the Company, which as of December 2005, the Company does not believe such revenue's will be exceed during the next 60 days.
     (8) This does not include (i) an option to purchase 1,050,000 shares of common stock that are exercisable upon cumulative revenue and EBIDTA of the Company's Enterprise Network Services division and the Company, the Company does not believe such revenue's will be exceed during the next 60 (sixty) days; and (ii) the note issued to Skyvue that is convertible at the sole discretion of the Company, Mr. Burns is a director of Skyvue.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue 450,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock.

COMMON STOCK


         As of January 6, 2006, there were 7,774,382 shares of common stock issued and outstanding that was held of record by approximately 575 stockholders.


         The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

         Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

         o        restricting dividends on the common stock;
         o        diluting the voting power of the common stock;
         o        impairing the liquidation rights of the common stock; and
         o delaying or preventing a change in control of ERF Wireless without further action by the stockholders.

SERIES A PREFERRED STOCK.


         OUTSTANDING. As of January 6, 2006, there were 4,062,825 shares of Series A Preferred Stock outstanding. The weighted average price paid per share of outstanding Series A Preferred Stock is $0.49 per share.


         RANKING. The Series A Preferred Stock shall rank senior to all other classes of the Company's capital stock with respect to dividends and as to rights upon liquidation, winding up or dissolution of the Company. As long as any shares of Series A Preferred Stock remain outstanding, the Company will not be entitled to authorize or issue any class of securities that is senior to or on parity with the Series A Preferred Stock with respect to dividends or on liquidation, winding up or dissolution, without the approval of holders of at least 75% of the Series A Preferred Stock.

         VOTING RIGHTS. Holders of shares of the Series A Preferred Stock will be entitled to vote, together with the holders of the Common Stock, on all matters submitted to a vote of stockholders and cast 20 votes for each share of Series A Preferred Stock. Holders of Series A Preferred Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares. The affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and Common Stock combined, represented at a meeting at which a quorum is established, is sufficient for general corporation action. The approval of the holders of at least 75% of the shares of Series A Preferred Stock then outstanding, voting as a class, will be required to (i) create, authorize or issue any capital stock of the Company ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Company, on a parity or senior to the Series A Preferred Stock, or (ii) amend or alter the Articles of Incorporation.

         The holders of the Series A Preferred Stock voting as a class have the right to elect one (1) director.

         DIVIDEND RIGHTS. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at the same rate as are paid to the Company's common stock holders.

         CONVERSION. Each share of Series A Preferred Stock is convertible by the holder at any time into 18.676347 share of common stock at the option of the holder of Series A Preferred Stock.

         No fractional shares will be issued upon conversion and, in lieu thereof, an adjustment in cash will be made based upon the fair market value of the common stock as determined by the Board. The conversion rate will be subject to adjustment in the event of: the payment of certain stock dividends stock subdivisions or combinations of the common stock and capital reorganizations.

         CONTRACTUAL RESTRICTION. The holders of the Series A Preferred Stock agreed to restrict the number of shares of Series A Preferred Stock converted into common stock each calendar quarter to the lesser of (i) 5% of his shares of the Company's Series A Preferred Stock, or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter.

         LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to stockholders before any distribution or payment made to holders of common stock or other junior capital stock, the amount equal to the purchase price per share plus accumulated and unpaid dividends to date of final distribution. After payment of the full amount of the liquidating distributions to which the holders of Series A Preferred Stock are entitled, the holders of Series A Preferred Stock shall participate in any remaining distribution PRO RATA with the common stock holders.

OPTIONS AND WARRANTS


         The resale of (i) 389,999 shares underlying the warrants issued in the September 2005 financing, and (ii) 880,000 shares underlying warrants issued in June 2003 are being registered hereby. The warrants issued in the September 2005 financing expire on expire September 2009 and are exercisable at $3.57 per share. The warrants to purchase 880,000 shares of common stock were issued to Six Eighteen Corp., have an exercise price of $0.20 per share and expire in December 2007. In June 2004, in private transactions, Six Eighteen transferred portions of the warrant to the following (i) the right to purchase 220,000 shares to April Frisby; (ii) the right to purchase 220,000 shares to Dr. Tim Weed; (iii) the right to purchase 60,000 shares to Ross Eastman; (iv) the right to purchase 60,000 to Robert Lee Butchfosky II. Additionally, in June 2005 Six Eighteen transferred the right to purchase 220,000 shares to Sella Invest & Trade.


         In addition, we have outstanding warrants to purchase 250,006 of common stock at an exercise prices ranging from $5.00 to $7.50 per share.

CONVERTIBLE DEBT

         SEPTEMBER 2005 FINANCING

         In September 2005, we issued convertible secured notes with a total principal amount of $1,500,000 and issued common stock purchase warrants to purchase 389,999 shares of Company common stock. The notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of
(i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the date hereof in no event will the conversion price be lower than the lesser of $1.50 or the 50% of the VWAP as reported by Bloomberg on the date hereof. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The notes will accrue interest at a rate per annum equal to six percent. The Company has the ability to prepay any amounts owed under these notes for a price equal to the greater of: (i) the outstanding principal amount of the notes, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of common stock into which the notes, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the notes is called for prepayment. The warrants are exercisable by the investors for five years at $3.57 per share of Company common stock.


         The Company agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares of common stock underlying the notes and the shares issuable upon exercise of the warrants. If the registration statement is not declared effective prior to January 26, 2006, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 2% of the principal amount of the notes per month.


         SKYVUE NOTE

         In August 2005, the Company acquired certain assets of Skvue for a total purchase price of $600,000, subject to certain adjustments, of which the Company agreed to pay $200,000 in cash and executed convertible promissory note for $400,000. The promissory note was executed in favor of Skyvue USA East Central Texas, Inc. The note will accrue interest at a rate of six percent (6%) per annum. The note is payable in 10 equal quarterly installments of $43,175.06. The Company, in its sole discretion, has the right to convert the quarterly payments into shares of the Company's common stock at the market price of the Company's common stock on the date of conversion; provided however, that if Skyvue sells the common stock within sixty (60) days and does not receive the full amount of the payment, if they payment had been paid fully in cash, then the Company is required to pay Skyvue the shortfall, either in cash or additional stock.

NEVADA ANTI-TAKEOVER STATUE AND CHARTER PROVISIONS.

         NEVADA ANTI-TAKEOVER STATUE. Nevada's "Business Combinations" statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an "interested shareholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger or consolidation with an "interested shareholder", or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder,
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an "interested shareholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the "interested shareholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested shareholder," or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an "interested shareholder".

         An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder's acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's Articles of Incorporation are met and either
(a)(i) the board of directors of the corporation approves, prior to the "interested shareholder's" date of acquiring shares, or as to which the purchase of shares by the "interested shareholder" has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested shareholder" at a meeting called no earlier than three years after the date the "interested shareholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through

78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested shareholder" will not have become the beneficial owner of additional voting shares of the corporation.

         Nevada law permits a Nevada corporation to "opt out" of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the "Business Combinations" statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

         Nevada's "Control Share Acquisition" statute, Sections 78.378 through
78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual shareholders' meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror's shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

         The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the "Business Combination" statute and/or the "Control Share Acquisition" statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

         CERTIFICATE OF INCORPORATION. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

         These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ERF Wireless. These provisions are designed to reduce the vulnerability of ERF Wireless to an unsolicited proposal for a takeover of ERF Wireless. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ERF Wireless. These provisions may also have the effect of preventing changes in the management of ERF Wireless.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements appearing in this registration statement for the years ended December 31, 2004 and 2003 have been audited by Lopez, Blevins, Bork and Associates, LLP, independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                              CHANGE OF ACCOUNTANTS

         On August 19, 2004, the Company dismissed Malone & Bailey, PLLC as its auditors. Malone & Bailey's audit report on ERF Wireless 's consolidated financial statements as of December 31, 2003, and for the year then ended did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. The Company filed a Report on Form 8-K on August 19, 2004, reflecting that it replaced Malone & Bailey, LLP, as its independent auditor with Lopez, Blevins, Bork & Associates, LLP ("Lopez Blevins").

During the fiscal year ended December 31, 2003, and in the subsequent interim periods through the date of dismissal, there were no disagreements with Malone & Bailey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey would have caused Malone & Bailey to make reference to the matter in their report..

         The Company retained the services on August 19, 2004 of Lopez, Blevins, Bork & Associates, LLP as ERF Wireless' principal accountant to audit the financial statements of ERF Wireless for the year ended December 31, 2004. The decision to change accountants was approved by the Board of Directors.

                                                  ERF WIRELESS, INC.

                                            INDEX TO FINANCIAL STATEMENTS

                                                                                                                 PAGE
                                                                                                                 ----

Balance Sheets as of September 30, 2005 and December 31, 2004 .............................................      F-1

Consolidated Statements of Operations for Nine Months Ended September 30, 2005 and 2004 ...................      F-2

Consolidated Statements of Stockholders' Equity for Nine Months Ended September 30, 2005 and 2004 .........      F-3

Consolidated Statements of Cash Flows for Nine Months Ended December 31, 2004 and 2003 ....................      F-4

Notes to Financial Statements .............................................................................      F-5

Report of Independent Public Accountants ..................................................................      F-20

Balance Sheets as of December 31, 2004 ....................................................................      F-21

Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003 ......................      F-22

Consolidated Statements of Stockholders' Equity for Years Ended December 31, 2004 and 2003 (As Restated)...      F-23

Consolidated Statements of Cash Flows for Years Ended December 31, 2004 and 2003 ..........................      F-24

Notes to Financial Statements .............................................................................      F-25






                                          ERF WIRELESS, INC.
                                     CONSOLIDATED BALANCE SHEETS
                              SEPTEMBER 30, 2005, AND DECEMBER 31, 2004
                                  ($ in thousands except share data)


                                                                   SEPTEMBER 30,
                                                                        2005            DECEMBER 31,
                                                                    (UNAAUDITED)            2004
                                                                   -------------       -------------

                                                ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                       $       1,319       $           6
   Securities available for sale                                              --                   7
   Accounts receivable, net                                                    7                  --
   Inventories                                                               118                  34
   Prepaid expenses                                                          271                   8
                                                                   -------------       -------------
      TOTAL CURRENT ASSETS                                                 1,715                  55
                                                                   -------------       -------------

PROPERTY AND EQUIPMENT
   Operating equipment                                                       428                  91
   Less accumulated depreciation                                             (44)                (14)
                                                                   -------------       -------------
      TOTAL PROPERTY AND EQUIPMENT                                           384                  77
                                                                   -------------       -------------

OTHER INTANGIBLE ASSETS, NET                                                 478

OTHER ASSETS                                                                  14

                                                                   -------------       -------------
TOTAL ASSETS                                                       $       2,591       $         132
                                                                   =============       =============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                $         412       $          76
   Accrued expenses                                                           59                  24
   Notes payable                                                             471
   Deferred revenue                                                           11                  12
                                                                   -------------       -------------
      TOTAL CURRENT LIABILITIES                                              953                 112
                                                                   -------------       -------------

COMMITMENTS AND CONTINGENT LIABILITIES

   Long-term notes payable                                                   258                   2
   Deferred revenue                                                           25                  --
                                                                   -------------       -------------
      TOTAL LONG-TERM LIABILITIES                                            283                   2

SHAREHOLDERS' EQUITY:
   Preferred stock - $.001 par value
      Authorized 25,000,000 shares
      Issued and outstanding at September 30, 2005 and                         4                   2
      December 31, 2004, 3,997,330 and 2,331,241, respectively
   Common stock - $.001 par value
      Authorized 475,000,000 shares
      Issued and outstanding at September 30, 2005, and
      December 31, 2004, 7,060,494 and 4,486,551, respectively                 7                   5
   Additional paid in capital                                              5,889               1,523
   Accumulated deficit                                                    (4,545)             (1,512)
   Accumulated comprehensive income (loss)                                    --                  --
                                                                   -------------       -------------
         TOTAL SHAREHOLDERS' EQUITY                                        1,355                  18
                                                                   -------------       -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $       2,591       $         132
                                                                   =============       =============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                 F-1





                                                         ERF WIRELESS, INC.
                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                          FOR THE PERIODS ENDED SEPTEMBER 30, 2005 AND 2004
                                                             (Unaudited)
                                        ($ in thousands except share data and loss per share)


                                                FOR THE THREE MONTHS ENDED SEPTEMBER 30,     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                ----------------------------------------     ---------------------------------------

                                                    --------------------------------             --------------------------------
                                                         2005               2004                     2005               2004
                                                    -------------      -------------             -------------      -------------

NET SALES:
   Sales                                            $          92      $          81             $         293      $         233
                                                    -------------      -------------             -------------      -------------
TOTAL SALES                                                    92                 81                       293                233
                                                    -------------      -------------             -------------      -------------

COSTS OF GOODS SOLD:
   Products and integration services                           57                 24                       136                 66
   Depreciation                                                 2                 --                         2                 --
                                                    -------------      -------------             -------------      -------------
TOTAL COSTS OF GOODS SOLD                                      59                 24                       138                 66
                                                    -------------      -------------             -------------      -------------
GROSS PROFIT                                                   33                 57                       155                167
                                                    -------------      -------------             -------------      -------------

OPERATING EXPENSES:
   Selling, general and administrative                        835                249                     1,899                527
   Depreciation and amortization                               41                  3                        56                  9
                                                    -------------      -------------             -------------      -------------
TOTAL OPERATING EXPENSES                                      876                252                     1,955                536
                                                    -------------      -------------             -------------      -------------

LOSS FROM OPERATIONS                                         (843)              (195)                   (1,800)              (369)
                                                    -------------      -------------             -------------      -------------

OTHER INCOME/(EXPENSES):
   Interest income                                              2                 --                         2
   Interest (expense)                                         (51)                --                       (52)
   Gain (loss) on sale of marketable securities                 1                 --                         1
                                                    -------------      -------------             -------------      -------------
TOTAL OTHER INCOME (EXPENSE)                                  (48)                --                       (49)                --
                                                    -------------      -------------             -------------      -------------

NET LOSS                                                     (891)              (195)                   (1,849)              (369)
                                                    -------------      -------------             -------------      -------------

OTHER COMPREHENSIVE LOSS:
   Unrealized holding gain (loss)                              (1)                (1)                       --                 (1)

                                                    -------------      -------------             -------------      -------------
TOTAL OTHER COMPREHENSIVE LOSS                               (892)              (196)                   (1,849)              (370)
                                                    =============      =============             =============      =============

Deemed dividend related to beneficial
     conversion feature of preferred stock                   (558)              (487)                   (1,183)              (487)

                                                    =============      =============             =============      =============
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS          $      (1,450)     $        (683)            $      (3,032)     $        (857)
                                                    =============      =============             =============      =============

NET LOSS PER COMMON SHARE:
Basic                                               $       (0.15)     $       (0.12)            $       (0.37)     $       (0.32)
Diluted                                             $       (0.15)     $       (0.12)            $       (0.37)     $       (0.32)


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                F-2





                                                         ERF WIRELESS, INC.
                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   FOR THE PERIODS ENDED SEPTEMBER 30, 2005, AND DECEMBER 31, 2004
                                                    (Unaudited) ($ in thousands)


                                                                                                           ACCUMULATED
                                        COMMON STOCK           PREFERRED STOCK      ADDITIONAL               COMPRE       TOTAL
                                    ---------------------   ---------------------    PAID IN    RETAINED    -HENSIVE   SHAREHOLDERS'
                                      SHARES      VALUE      SHARES       VALUE      CAPITAL    EARNINGS    E INCOME     EQUITY
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

TOTAL SHAREHOLDERS' EQUITY              1,143   $       1       1,000   $       1   $      --   $     (43)  $      (2)  $     (43)
   AS OF DECEMBER 31, 2003

Activity                                3,344           4       1,331           1       1,523      (1,469)          2          61
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

TOTAL SHAREHOLDERS' EQUITY              4,487           5       2,331           2       1,523      (1,512)         --          18
   AS OF DECEMBER 31, 2004

Net loss                                   --          --          --          --          --      (1,849)         --      (1,849)

New stock issued to shareholders:
   Conversion of preferred stock
     to common stock                    2,251           2        (120)         --          (2)         --          --          --
   For services, compensation
     and liabilities                      198          --          --          --         772          --          --         772
   For retirement of debt                  --          --       1,786           2       1,182          --          --       1,184
   Beneficial conversion warrants
     and debt                              --          --          --          --       1,062          --          --       1,062
   Beneficial conversion value
     - deemed dividend on
      preferred stock                      --          --          --          --       1,184      (1,184)         --          --
   Proceeds from sale of common
      stock, net                          125          --          --          --         168          --          --         168

                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL SHAREHOLDERS' EQUITY
   AS OF SEPTEMBER 30, 2005             7,061   $       7       3,997   $       4   $   5,889   $  (4,545)  $      --   $   1,355
                                    =========   =========   =========   =========   =========   =========   =========   =========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                F-3





                                         ERF WIRELESS, INC.
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE PERIODS ENDED SEPTEMBER 30, 2005 AND 2004,
                                    (Unaudited) ($ in thousands)


                                                                      FOR THE NINE MONTHS ENDED
                                                                  ---------------------------------
                                                                  SEPTEMBER 30,       SEPTEMBER 30,
                                                                      2005                2004
                                                                  -------------       -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                          $      (1,849)      $        (369)
                                                                  -------------       -------------

Adjustments to reconcile net loss to net cash
     used by operating activities:
   Amortization of debt discount                                             41
   Depreciation and amortization                                             58                   9
   Stock issued for services rendered and assets acquired                   530

Change in assets and liabilities net of effects from purchase of SkyVue:
   (Increase) in accounts receivable, net                                    (3)                (34)
   (Increase) in inventories                                                (56)                (37)
   (Increase)/decrease in prepaid expenses                                  (21)                  3
   Increase in accounts payable                                             336                   4
   Increase in accrued expenses                                              35                  --
                                                                  -------------       -------------
      Total Adjustment                                                      920                 (55)
                                                                  -------------       -------------
NET CASH USED BY OPERATING ACTIVITIES                                      (929)               (424)
                                                                  -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                      (215)                (15)
   Payment for purchase of Skyvue, net of cash acquired                    (125)
   Increase in other assets                                                 (14)
   Decrease in marketable securities                                          7                  --
                                                                  -------------       -------------
NET CASH USED BY INVESTING ACTIVITIES                                      (347)                (15)
                                                                  -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from financing agreements                                     1,255
   Decrease in notes payable and long-term debt                              (9)
   Decrease in deferred costs                                                (9)                 --
   Proceeds from investor loans                                           1,184                 434
   Proceeds from sale of common stock, net                                  168                  --
                                                                  -------------       -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 2,589                 434
                                                                  -------------       -------------

NET INCREASE/(DECREASE) IN CASH                                           1,313                  (5)
CASH AT THE BEGINNING OF THE PERIOD                                           6                   9
                                                                  -------------       -------------
CASH AT THE END OF THE PERIOD                                     $       1,319       $           4
                                                                  =============       =============

Supplemental disclosure of cash flow information:
Net cash paid during the year for:
   Interest                                                       $          --       $          --
   Income taxes                                                   $          --       $          --

Supplemental non-cash investing activities (See Notes 6 and 15) and changes in shareholders equity.


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                F-4

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

NATURE OF THE COMPANY

ERF Wireless Inc. (the Company), a fully reporting public company trading on the Nasdaq OTC Electronic Bulletin Board under the symbol "ERFW," provides wireless communications products and services on a nationwide basis, including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers.

BASIS OF ACCOUNTING

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of ERF Wireless Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission
(SEC). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

PRINCIPLES OF CONSOLIDATION

All significant inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

SECURITIES HELD FOR RESALE

Investments in public companies are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other comprehensive income and expense.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts receivable. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband and paging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues of $36,000 in current and long-term liabilities as of September 30, 2005.

INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                                   September 30,    December 31,
                                       2005             2004
                                   ------------     ------------

               Raw material        $         45     $         17
               Work in process               57               --
               Finished goods                17               17
                                   ------------     ------------
                                   $        118     $         34
                                   ============     ============

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as all changes in shareholders' equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income (loss) includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended September 2005 and 2004, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

RECENT ACCOUNTING PRONOUNCEMENTS:

In December 2004, the FASB issued a revision to SFAS 123 (also known as SFAS
123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company intends to adopt SFAS 123R prospectively commencing in the fourth quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record as expense each quarter a non-cash accounting charge approximating the fair value of such share-based compensation meeting the criteria outlined in the provisions of SFAS 123R.

In April 2004, the Emerging Issues Task Force ("EITF") issued Statement No. 03-06, "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08"). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Since the first quarter of 2004, the Company has included the shares issuable upon conversion of the debt in its computation of diluted earnings per share.

In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts Receivable consists of the following (in thousands):

                                                September 30,      December 31,
                                                    2005               2004
                                                -------------     -------------

         Accounts receivable                    $           8     $          43
         Allowance for doubtful accounts                   (1)              (43)
                                                -------------     -------------
         Accounts receivable, net               $           7     $          --
                                                =============     =============

         Allowance for doubtful accounts
           percentage of accounts receivable               13%              100%


NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, consist of the following items (in thousands):

                                                 September 30,     December 31,
                                                     2005             2004
                                                 -------------    -------------

         Automobile                              $          42    $           1
         Operating equipment                               190               63
         Office furniture and equipment                     66                8
         Leasehold improvements                             17               15
         Computer equipment                                 75                4
         Land                                               38               --
                                                 -------------    -------------
            Total property, plant and equipment            428               91
               Less accumulated depreciation               (44)             (14)
                                                 -------------    -------------
            Net property, plant and equipment    $         384    $          77
                                                 =============    =============

Depreciation and amortization expense was approximately $58,000 and $9,000 for the nine months ended September 30, 2005 and 2004, respectively.

N0TE 4 - OTHER INTANGIBLES

Other intangible assets consist of the following (in thousands):

                                                                September 30, 2005
                                   Weighted       ----------------------------------------------
                                    Average          Gross                              Net
                                  Useful Life       Carrying       Accumulated        Carrying
                                  (in years)         Amount        Amortization        Amount
                                 ------------     ------------     ------------     ------------
Customer relationships               3.0          $        261     $         14     $        247
Workforce in place                   3.0                   125                7              118
Non-compete agreement                3.0                   100                6               94
Developed technology                 3.0                    20                1               19
                                                  ------------     ------------     ------------
                                                  $        506     $         28     $        478
                                                  ============     ============     ============

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology are amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

Total amortization of intangibles was $28,000 for the three and nine months ended September 30, 2005. The estimated amortization expense for the three years will be $169,000 per year.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 - DEBT CONVERSION

To date the Company has been funded by various Investors under the terms of a Debt Conversion and Funding Agreement dated September 30, 2004, an Addendum to Debt Conversion and Funding Agreement dated December 31, 2004, and a Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005. During the nine months ended September 30, 2005, the Company was obligated to issue 1,786,000 shares of its Series A Preferred Stock for the conversion of $1,184,000 in debt owed to these same Investors. The $1,184,000 of cash was received during the nine months ended September 30, 2005, and recorded as debt when initially received and then converted to Series A Preferred Stock at the respective quarters ending March 31, 2005, June 30, 2005, and September 30, 2005. The advances are unsecured, bear no interest and are classified as long-term investor advances until such time as they are converted into equity pursuant to the Debt Conversion and Funding Agreements. The Company recorded a deemed dividend on the beneficial conversion of the 1,786,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $1,184,000 in the nine months ended September 30, 2005.

The Company was obligated to issue one share of Series A Convertible Preferred Stock for every Fifty Cents ($0.50) in claims converted. The terms of the agreement did not change in the addendum to Debt Conversion and Funding Agreement with the exception of the incremental funding provision providing for an incremental $750,000 in funding through the period ending December 31, 2005. The Company was obligated to issue one share of Series A Convertible Preferred Stock for every One Dollar and Fifty Cents ($1.50) in claims converted under the Second Addendum to Debt Conversion and Funding Agreement. The Company had $314,375 remaining available against the Second Addendum to Debt Conversion and Funding Agreement at September 30, 2005.

NOTE 6 - CAPITAL STOCK, WARRANTS AND OPTIONS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

As of September 30, 2004, the Company had 7,060,494 shares of its $.001 par value common stock issued and outstanding.

During the nine months ended September 30, 2005, the Company issued 198,000 shares of common stock for services rendered against consulting agreements valued at $530,000 and $242,000 in prepaid expenses. The Company valued the 198,000 shares at the closing market price on the date of issuance of such shares.

The Company has 5,000,000 shares of Series A Preferred Stock authorized of which 3,997,330 shares were issued and outstanding as of September 30, 2005. The Series A Preferred Stock is convertible at holders' option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company. With respect to the Series A Preferred Stock outstanding at September 30, 2005, the Company would be required to issue 74,655,523 shares of its Common Stock if all of the holders fully converted. However, subsequent to September 30, 2005, all of the Series A holders entered into a Series A Conversion Restriction Agreement whereby all Series A holders, as a group, are prohibited from converting more than 5% of the total outstanding (as of September 30, 2005) Series A holdings in any one calendar quarter. Additionally, the Company had $314,375 of funding remaining against the Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005, providing for the issuance of 500,000 shares of Series A for the conversion of $750,000 in debt. If the Company borrowed the remaining $314,375, it would be required to issue 5,871,376 shares of Common Stock.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company had warrants outstanding to purchase 1,499,075 shares as of September 30, 2005.

Warrants for 880,000 were issued by the Company in June 2003. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor pursuant to the exemption provided by Regulation D of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003.

Warrants for 125,003 shares of common stock at $5.00 per share and warrants for 125,003 shares at $7.50 per share were issued by the Company during the second quarter of 2005. Specifically, the Company sold 125,003 shares of Common Stock for $187,500 to accredited investors pursuant to the exemption provided by Regulation D of the Securities Act and issued such warrants to purchase 125,003 shares of Common Stock at $5.00 per share and 125,003 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the second quarter of 2005 in which they were issued since the warrants were out of the money.

Warrants for 369,069 at $3.57 per share were issued by the Company in September 2005. Specifically, the Company issued convertible notes for $1,425,000 to accredited investors pursuant to the exemption provided by Regulation D of the Securities Act and issued such warrants to purchase 369,069 shares of Common Stock at $3.57 per share expiring September 2010. The Company computed a beneficial conversion value of $427,528 for the conversion feature of the warrants. The Company used the Black-Scholes option pricing model to compute these values.

The following table summarizes options, warrants that are issued, outstanding and exercisable.

                                                  Options/Warrants
                                                Issued & Outstanding          Options/Warrants Exercisable
                                           ------------------------------     -----------------------------
           Class of        Expiration      September 30,     December 31,     September 30,    December 31,
           Warrants           Date             2005              2004              2005            2004
         -------------    ------------     -------------     ------------     -------------    ------------
             0.20            Dec-07             880,000          880,000           880,000         880,000
             5.00            Aug-07             125,003                -           125,003               -
             7.50            Aug-07             125,003                -           125,003               -
             3.57            Sep-10             369,069                -           369,069               -
                                           -------------     ------------     -------------    ------------
                                              1,499,075          880,000         1,499,075         880,000
                                           =============     ============     =============    ============

NOTE 7 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                          September 30, 2005   December 31, 2004
                                          ------------------   -----------------

         U. S. Federal statutory tax rate    $          34       $          34
         U.S. valuation difference                     (34)                (34)
         Effective U. S. tax rate                       --                  --
         Foreign tax valuation                          --                  --
         Effective tax rate                             --                  --

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                          September 30, 2005   December 31, 2004
                                          ------------------   -----------------

         Computed expected tax benefit       $        (629)     $        (240)
         Increase in valuation allowance               629                240
                                             -------------      -------------
         Income tax expense                  $          --      $          --
                                             =============      =============

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2005, and December 31, 2004, are presented below (in thousands) and include the balances of the merged Fleetclean Systems, Inc.

                                          September 30, 2005   December 31, 2004
                                          ------------------   -----------------

         Deferred tax assets:
         Net operating loss carry forwards   $        (869)      $        (260)
         Less valuation allowance                      869                 260
                                             -------------       -------------
                                             -------------       -------------
         Net deferred tax assets             $          --       $          --
                                             =============       =============

The valuation allowance for deferred tax assets as of September 30, 2005, and December 31, 2004, was $869,000 and $260,000, respectively. As of September 30, 2005, the Company has a net operating loss carry-forward of $3,960,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2024.

NOTE 8 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

                                                         For the nine months ended September 30, 2005
                                                        ----------------------------------------------
                                                          Income           Shares          Per-Share
                                                        (Numerator)     (Denominator)        Amount
                                                        -----------      -----------      ------------
         Net loss                                       $    (1,849)                      $        --
         Basic EPS:
            Income available to common stockholders          (1,849)           5,034            (0.37)
            Effect of dilutive securities warrants                                                 --

         Diluted EPS:
                                                        -----------      -----------      ------------
            Income available to common stockholders
              and assumed conversions                   $    (1,849)           5,034      $     (0.37)
                                                        ===========      ===========      ============


                                                         For the nine months ended September 30, 2004
                                                        ----------------------------------------------
                                                          Income           Shares          Per-Share
                                                        (Numerator)     (Denominator)        Amount
                                                        -----------      -----------      ------------

         Net loss                                       $      (369)                      $        --
         Basic EPS:
            Income available to common stockholders            (369)           1,157            (0.32)
            Effect of dilutive securities warrants                                                 --

         Diluted EPS:
                                                        ------------     ------------     ------------
            Income available to common stockholders
              and assumed conversions                   $      (369)     $      1,157     $     (0.32)
                                                        ============     ============     ============

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 - MAJOR CUSTOMERS

The Company had gross sales of $293,000 and $233,000 for the nine months ended September 30, 2005, and September 30, 2004, respectively. The Company had one customer that represented approximately 11% of the gross sales in the nine months ended September 30, 2005.

NOTE 10 LONG - TERM DEBT

Long-term debt consists of the following (In thousands):

                                                     Terms                  Maturity Date      Interest Rate           Balance
                                       ---------------------------------   ---------------   -----------------   -----------------
First National Bank in Cameron         $377 / Month including interest     March-07                7.00%                         7
Taylor Economic Development Corp.      $1,119 / Month including interest   June-07                 7.00%                        21
Insurance company                      $1,753 / Month including interest   August-06               8.35%                        17
SkyVue USA East Central Texas, Inc     $40,000 / Quarterly plus interest   February-08             6.00%                       400
SkyVue USA East Central Texas, Inc     $25,000 / Month plus interest       November-05             6.00%                        50
Investor notes                         See below                           Demand                  6.00%                     1,425
Debt discount                                                                                                               (1,191)
                                                                                                                  ----------------
Total debt                                                                                                                     729
Less current maturities                                                                                                        471
                                                                                                                  ----------------
Long-term debt                                                                                                                 258
                                                                                                                  ================

The current maturities of these debts are $471,000, $175,000 and $83,000 for 2006, 2007 and 2008 respectively.

0n September 13, 2005, ERF Wireless Inc. (the "Company") closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited ("GCASIF") and DP Securities Inc. ("DPS") ("Global", "GCASIF", and "DPS", collectively, the "Investors") in which it issued to: (i) Global a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 share of Company common stock; (ii) GCASIF a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) DPS a convertible secured note in the principal amount of $90,000 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of the Company common stock. The Global Note, GCASIF Note, and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes are secured by certain Company assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The Company has agreed to register the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants. The Investor Notes will accrue interest at a rate per annum equal to six percent. The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share of Company common stock.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company computed beneficial conversion values of $427,528 and $634,284 for the conversion feature of the debt and warrants, respectively. The Company used the Black-Scholes option pricing model to compute these values. Additionally the company incurred $170,250 in investment advisory fees. In accordance with current accounting standards, the Company recorded these computed values and investment advisory fees totaling $1,232,062 as debt discounts against the related convertible debt. The company is amortizing this debt discount using the effective interest method over a two-year period. At September 30, 2005, the unamortized debt discount is $1,190,993. Management expects the Investors to convert the notes to common stock within one year.

On August 12, 2005, the company issued two notes to SkyvueUSA East Central Texas Inc. totaling $475,000 that bear interest at 6% and are secured by assets of ERF Enterprise Network Services Inc. The initial payment is $115,000, with nine subsequent quarterly payments of $40,000 plus interest.

NOTE 11 - BUSINESS ACQUISITION

On August 8, 2005, ERF Wireless Inc. ("ERFW") entered into an Asset Purchase Agreement to purchase assets from Skyvue USA East Central Texas Inc., a Texas corporation ("Skyvue USA"). The formal closing on this transaction occurred on August 12, 2005. The assets will be used to operate an enterprise-class encrypted wireless banking network business. ERFW paid Skyvue USA $600,000 in consideration, assumed $27,000 in liabilities, plus is obligated for earn-out payments based upon a multiple of Adjusted EBITDA of the assets contributed to ERFW's newly created wholly owned subsidiary, ERF Enterprise Network Services Inc., a Texas corporation. The Company filed a Form 8-K on this transaction on August 12, 2005, along with a copy of the Definitive Asset Purchase Agreement, including a comprehensive listing of all assets acquired in this transaction. The Company believes this transaction represents the acquisition of a business rather than the purchase of assets. The Company filed the required Form 8-K/A on October 24, 2005, including audited financial statements, pro-forma financial information and the disclosures required by SFAS No. 141.

The Company obtained an audit related to Skyvue's operation for the prior two financial years and completed an analysis of the intangible assets and allocation of purchase price. Accordingly, the Company included a disclosure of all information required by paragraphs 51 and 52 of SFAS 141. With respect to the potential additional consideration in the form of earnout payments, such additional consideration cannot be reasonably estimated and, accordingly, the Company will apply FASB 142 rules regarding recording this consideration should the newly created subsidiary achieve its Adjusted EBITDA thresholds. The following table summarizes the estimated fair value of the Skyvue USA assets as recorded in the Company's Consolidated Financial Statements:

         Current assets                                   $         32
         Property and equipment                                     89
         Intangible assets                                         506
                                                          ------------
         Total assets acquired                                     627
         Current liabilities                                        18
         Non-current liabilities                                     9
                                                          ------------
         Net assets acquired                                        27
                                                          ------------
                                                          $        600
                                                          ============

Additionally, the Company has determined the allocated value of the various elements of intangible assets acquired from the acquisition of SkyvueUSA. The following table summarizes the allocated value of the intangibles acquired:

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         Customer relationships                           $        261
         Workforce in place                                        125
         Non-compete agreements                                    100
         Developed technology                                       20
                                                          ------------
         Total intangible assets                          $        506
                                                          ============

The amortization period for the intangible assets is three years or $169,000 per year. The results of operations from date of acquisition are included in September 30, 2005, financial statements.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

LEASES AND LICENSE AGREEMENTS

For the nine months ended September 30, 2005, and September 30, 2004, rental expenses of approximately $120,000 and $49,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method.

The Company leases approximately 11,137 square feet of office space consisting of 8,860 square feet at 103 Courageous Drive as its primary operations and 2,277 square feet at 2911 South Shore Blvd. as its primary corporate headquarters office in League City, Texas. The office space lease is with South Shore Harbor Development Ltd., with initial base rent monthly payments during months 1 through 36 of $8,464, escalating to $9,145 for months 37 through 60. The lease commenced on October 18, 2004, and expires on August 31, 2009.

The Company leases approximately 1,552 square feet of office space at 8521-1 Blanco Road, San Antonio, Texas, for its initial Contact Wireless Division retail outlet. The office space lease is with Weingarten Realty Investors with initial base rent monthly payments during year one of $1,940, escalating to $1,998 for year 2 and then to $2,056 for year 3. The lease commenced on February 24, 2004, and expires in February 2007.

The Company leases approximately 408 square feet of office space at 100 Taylor Street, San Antonio, Texas, for its Contact Wireless Division. The office space lease is with Taylor Street Ventures LP with initial base rent monthly payments of $547. The lease commenced on June 1, 2002, and expired on May 31, 2005. The Company is in the process of negotiating the terms of a lease extension on similar terms and conditions and continues to incur monthly rent payments of $547.

The Company has a transmitter sharing agreement with Metrocall for use of shared sites in Boerne, Devine, Hondo, New Braunfels and San Antonio, Texas. The agreement requires monthly payments of $1,466.

The Company has a license agreement with American Towers for use of their Sequin (Geronimo), Texas, tower site. The license agreement expires on May 31, 2007, and requires monthly payments of $631.

The Company has a license agreement with Pinnacle Towers for use of their New Braunfels, Texas, FM 306 tower site. The license agreement expires on October 31, 2006, and requires monthly payments of $717.

The Company leases approximately 1,552 square feet of office space at 602 West 12th Street, Taylor, Texas, for its new division, ERF Enterprise Network Services. The office space lease is with Taylor Independent School District with initial base rent monthly payments during year one of $3,290, escalating to $3,729 for year 2. The lease commenced on November 01, 2005, and expires in December 2007.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Future obligations under the non-cancelable lease terms are as follows:

                    Period Ending
                    September 30,                  Amount
                    -------------               ------------
                        2006                         143,555
                        2007                         111,994
                        2008                         104,844
                        2009                          69,896
                                                ------------
                        Total                   $    430,289
                                                ============

EMPLOYMENT AGREEMENT

On August 1, 2004, we entered into an Executive Employment Agreement with R. Greg Smith, our CEO and CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent 12-month period of each acquisition made by the Company during his employment period. Mr. Smith also is entitled to receive 63,827 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holders' option at one preferred share for 18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing.

On August 12, 2005, we entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services Inc. (Company/ENS). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless Inc. (Parent) common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

50,000 options qualify when the annual revenue of the Company exceeds $3,000,000 75,000 options qualify when the annual revenue of the Company exceeds $6,000,000 100,000 options qualify when the annual revenue of the Company exceeds $12,000,000 125,000 options qualify when the annual revenue of the Company exceeds $20,000,000

50,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $500,000 75,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $1,000,000 100,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $2,000,000 125,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $3,000,000

50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000 125,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

On August 12, 2005, we entered into an executive employment agreement with John Arley Burns as President of ERF Enterprise Network Services Inc. (Company/ENS). Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless Inc.(Parent) common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

35,000 options qualify when the annual revenue of the Company exceeds $3,000,000 50,000 options qualify when the annual revenue of the Company exceeds $6,000,000 75,000 options qualify when the annual revenue of the Company exceeds $12,000,000 100,000 options qualify when the annual revenue of the Company exceeds $20,000,000

35,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $500,000 50,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $1,000,000 75,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $2,000,000 100,000 options qualify when the adjusted annual EBIDTA of the Company exceeds $3,000,000

No vesting events have occurred through September 30, 2005, and the attainment of the future performance events are not deemed probable at this time.

NOTE 13 - RELATED PARTY

On March 1, 2005, the Company entered into a one-year professional services agreement with Synchton Incorporated. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or registered, unrestricted stock. Synchton's President is Scott A. Cubley, an adult son of Dr. H. Dean Cubley, the Company's Chairman of the Board of Directors.

NOTE 14 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

WIRELESS BUNDLED SERVICES DIVISION (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States. The transactions in the WBS segment for the nine months were not material.

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, repairs and maintains paging infrastructure equipment, manufactures and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operate a wide-area messaging service. All sales from external customers are located within the United States.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the nine months were not material.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; ISP subscriber agreements, trade names, equipment and software, including the software architecture and design.

For the nine months ended September 30, 2005 (in thousands)

                                       WMS              ENS            Total
                                  ------------     ------------    ------------
         Revenue                  $        286     $          7    $        293
         Segment loss                      333              173             506
         Segment assets                    363              910           1,273
         Capital expenditures              164               57             221
         Depreciation                       20                1              21

For the nine months ended September 30, 2004 (in thousands)

                                       WMS
                                  ------------
         Revenue                  $        230
         Segment loss                       39
         Segment assets                    140
         Capital expenditures               10
         Depreciation                        8


          Reconciliation of Segment Loss        September 30,     September 30,
            from Operations to Net Loss             2005              2004
         ----------------------------------     -------------     -------------

         Total segment loss from operations     $        (506)    $         (39)
         Total corporate overhead                      (1,343)             (330)
                                                -------------     -------------
         Net loss                               $      (1,849)    $        (369)
                                                =============     =============


          Reconciliation of Segment Assets      September 30,     September 30,
                  to Total Assets                   2005              2004
         ----------------------------------     -------------     -------------

         Total segment assets                   $       1,273     $         140
         Total corporate assets                         1,318                12
                                                -------------     -------------
         Consolidated  assets                   $       2,591     $         152
                                                =============     =============


The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

One customer accounts for $33,000 of Wireless Messaging Service Division revenues at September 30, 2005.

                               ERF WIRELESS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 15 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During the nine month period ended September 30, 2005, the Company issued stock in lieu of cash as payment for the following (in thousands):

                                                          Supplemental
                                                            Non-Cash
                                                           Disclosure
                                                          ------------
         Professional fees                                $        392
         Settlements                                                20
         Salary and compensation                                    41
         Other services rendered                                    50
         Prepaid other                                             269
                                                          ------------
         Total non-cash settlements                       $        772
                                                          ============

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
ERF Wireless, Inc.
League City, Texas

We have audited the accompanying balance sheet of ERF Wireless, Inc. as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ERF Wireless, Inc. as of December 31, 2004, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America. As discussed in Note 1 to the consolidated financial statements under the heading - "Basic Loss Per Share", the Company has restated it's Basic and Diluted Loss Per Share for the year ended December 31, 2004.

LOPEZ, BLEVINS, BORK & ASSOCIATES, L.L.P.
Houston, Texas
April 11, 2005, except for the matters described in Note 1 under the heading - "Basic Loss Per Share" (Restated), as to which the date is October 31, 2005.

                                  ERF WIRELESS, INC.
                              CONSOLIDATED BALANCE SHEET
                                  December 31, 2004
                          ($ in thousands except share data)


                                        ASSETS
Current assets:
  Cash                                                                   $         6
  Securities available for sale                                                    7
  Inventories                                                                     34
  Prepaid Expenses and Other                                                       8
                                                                         ------------
    Total current assets                                                          55
                                                                         ------------

Property and Equipment:
  Property, plant and equipment                                                   91
  Less:  Accumulated Depreciation                                                (14)
                                                                         ------------
    Total Property and Equipment                                                  77
                                                                         ------------

                                                                         ------------
              Total Assets                                               $       132
                                                                         ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                       $        76
  Deferred revenue                                                                12
  Accrued expenses and other liabilities                                          24
                                                                         ------------
    Total current liabilities                                                    112
                                                                         ------------

Commitments

Long Term Investor Advances                                                        2
                                                                         ------------
STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 475,000,000 shares authorized,
  4,486,761 shares issued and outstanding                                          5
Preferred Stock, $.01 par value, 25,000,000 shares
  authorized, 2,331,241 shares issued and outstanding                              2
Additional paid in capital                                                     1,523
Accumulated deficit                                                           (1,512)
                                                                         ------------
  Total Stockholders' Equity                                                      18
                                                                         ------------

                                                                         ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $       132
                                                                         ============


  See accompanying summary of accounting policies and notes to financial statements.


                                        F-21





                                  ERF WIRELESS, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                ($ in thousands except share data and loss per share)


                                                TWELVE MONTHS         TWELVE MONTHS
                                                    ENDED                 ENDED
                                                    2004                  2003
                                                  RESTATED              RESTATED
                                                  --------              --------

Net sales                                      $           325      $            66
Cost of goods sold                                          84                   28
                                               -------------------------------------
Gross profit                                               241                   38
                                               -------------------------------------
Operating expenses:
  Selling, general and administrative                      948                   84
  Depreciation and amortization                             12                    2
                                               -------------------------------------
Total Operating expenses                                   960                   86
                                               -------------------------------------

Net Loss from operations                                  (719)                 (48)
                                               -------------------------------------

Other income (expense):
  Interest expense                                          --                   --
  Other income (expense)                                    --                   --
                                               -------------------------------------

Net loss                                                  (719)                 (48)
                                               -------------------------------------

Other Comprehensive Loss:
  Unrealized Holding Gain / (Loss)                           2                   (1)
                                               -------------------------------------
Other Comprehensive Loss                                  (717)                 (49)
                                               -------------------------------------

Deemed dividend related to beneficial
  conversion feature of preferred stock                    750                   --
                                               -------------------------------------
Net loss applicable to common shareholders     $        (1,467)     $           (49)
                                               =====================================

Net income (loss) per share:
  Basic                                        $         (0.74)     $         (0.04)
                                               =====================================
  Diluted                                      $         (0.74)     $         (0.04)
                                               =====================================

Weighted average shares outstanding:
  Basic and diluted                                  1,992,000             1,143,000
                                               =====================================


  See accompanying summary of accounting policies and notes to financial statements.


                                        F-22





                                                         ERF WIRELESS, INC.
                                           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                    FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 (AS RESTATED)
                                                          ($ in thousands)


                                                                                                                           TOTAL
                                      COMMON STOCK              PREFERRED         ADDITIONAL               ACCUMULATED     SHARE
                                  --------------------    ---------------------    PAID IN      RETAINED  COMPREHENSIVE   HOLDERS'
                                   SHARES      VALUE       SHARES       VALUE      CAPITAL      EARNINGS     INCOME        EQUITY
                                  --------    --------    --------     --------    --------     --------     --------     --------

TOTAL SHAREHOLDERS' EQUITY
  AS OF DECEMBER 31, 2002           1,143     $     1       1,000      $     1     $    --      $     5      $    (1)           6
                                  ------------------------------------------------------------------------------------------------

 Net loss                              --          --          --           --          --          (48)          (1)          (49)

TOTAL SHAREHOLDERS' EQUITY
  AS OF DECEMBER 31, 2003           1,143     $     1       1,000      $     1     $    --      $   (43)     $    (2)      $   (43)
                                  ================================================================================================

NET LOSS FOR THE TWELVE MONTHS
  ENDED DECEMBER 31, 2004              --          --          --           --          --           --           --           --

 Net loss                              --          --          --           --          --         (719)           2         (717)

 New stock issued to shareholders:
 Results 75:1 reverse split           192           1          --           --         (12)          --           --          (11)
 Conversion of preferred stock      3,152           3        (169)          --          (3)          --           --           --
 For services and compensation         --          --          --           --          39           --           --           39
 For retirement of debt and
   liabilities                         --          --       1,500            1         749           --           --          750
 Stock-based compensation              --          --          --           --          --           --           --           --
 Beneficial conversion features
   on convertible debentures           --          --          --           --         750         (750)          --           --
 Unrealized holding loss               --          --          --           --          --           --           --           --

                                  ------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY
  AS OF DECEMBER 31, 2004           4,487     $     5       2,331      $     2     $ 1,523      $(1,512)          (0)     $    18
                                  ================================================================================================


                         See accompanying summary of accounting policies and notes to financial statements.


                                                               F-23





                                            ERF WIRELESS, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   YEAR ENDED DECEMBER 31, 2004 AND 2003
                                             ($ in thousands)


                                                                                   2004            2003
                                                                                ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                                                      $    (718)      $     (48)
    Adjustments to reconcile net loss to cash used in operating activities:
      Depreciation and amortization                                                    12               2
      Stock issued for services rendered                                               39              --
Changes in operating assets and liabilities:
  Accounts receivable                                                                 (61)             (2)
  Allowance for Doubtful Accounts                                                      51              --
  Inventory                                                                           (34)             --
  Accounts payable and accrued expenses                                                33              21
                                                                                --------------------------
    NET CASH (USED) / PROVIDED BY OPERATING ACTIVITIES                               (678)            (27)
                                                                                --------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                  (36)             (5)
                                                                                --------------------------
    NET CASH USED IN INVESTING ACTIVITIES                                             (36)             (5)
                                                                                --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of Notes Payable & Long-Term Debt                                           --              41
  Repayments of Notes Payable & Long-Term Debt                                        (39)             --
  Proceeds from Debt Conversion and Funding Agreement                                 750              --
                                                                                --------------------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                                         711              41
                                                                                --------------------------
NET DECREASE IN CASH                                                                   (3)              9
                                                                                --------------------------
Cash, beginning of period                                                               9              --
                                                                                --------------------------
Cash, end of period                                                             $       6       $       9
                                                                                ==========================


SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                                                   $      --       $      --
                                                                                ==========================
Income taxes paid                                                               $      --       $      --
                                                                                ==========================

NONCASH TRANSACTIONS:
Issuance of common stock for relief of liabilities in
  connection with recaptialization                                              $      11       $      --
                                                                                ==========================
Issuance of common stock for convertible preferred stock                        $      --       $      --
                                                                                ==========================
Issuance of convertible preferred stock for retirement of debt                  $     750       $      --
                                                                                ==========================


            See accompanying summary of accounting policies and notes to financial statements.


                                                   F-24

                               ERF WIRELESS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), a fully reporting public company trading on the Nasdaq OTC Electronic Bulletin Board under the symbol "ERFW.OB", provides wireless communications products and services on a nationwide basis; including the Company's core focus of providing reliable, high-speed wireless broadband internet services. Through its three operating divisions, the Company provides solutions and services to different segments of the wireless industry. The Company's Wireless Broadband Division provides wireless broadband products and services and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Paging Hardware Division provides paging infrastructure equipment while the Company's Contact Wireless Division provides retail cellular and paging products and services.

During the quarter ended September 30, 2004, the stockholders of Fleetclean Systems, Inc., the Company's predecessor, voted in favor of a 75:1 reverse stock split of the common stock, to change the corporation's domicile from Texas to Nevada and to change the name of the corporation to ERF Wireless, Inc. The reverse split, domicile change and name change became effective September 20, 2004, upon which the Company's common stock began trading under the new ticker symbol of ERFW on the Nasdaq OTC Electronic Bulletin Board.

On September 30, 2004, the Company entered into a Stock Purchase Agreement with four individuals that owned 100% of the outstanding capital stock of Eagle R. F. International, Inc., a Texas corporation. For accounting purposes, the Company accounted for the transaction as a reverse acquisition and the subsidiary was the surviving entity. For accounting purposes, the Company accounted for this transaction as a reverse acquisition and the subsidiary was the surviving entity due to the following circumstances:

         o With respect to relative voting rights at the time of the reverse acquisition on September 30, 2004, a group of trusts representing family members of Dr. H. Dean Cubley and responsible for funding the operations of Eagle R.F. International, Inc. in conjunction with the Debt Conversion and Funding Agreement, collectively with the three other shareholders of Eagle R.F. International, Inc. owned 50.46% voting control of the Company.
         o The composition of the governing body and senior management of the combined entity included Dr. H. Dean Cubley, who was a Director and Chairman of both entities prior to the acquisition and R. Greg Smith, as Director, CEO and CFO of the Company. Dr. Cubley recruited Mr. Smith to effectuate the completion of a change of control of the predecessor entity, thereby leaving the predecessor as a publicly traded shell company, in anticipation of the completion of the reverse acquisition.
         o Eagle R. F. International, Inc. was a private company with operations prior to the acquisition by the Company.
         o Eagle R. F. International, Inc. was owned by Dr. H. Dean Cubley and three other individuals prior to the acquisition.
         o Family members of Dr. H. Dean Cubley employed him to initiate the creation of the Company for the purposes of completing a reverse merger with the predecessor entity, Fleetclean Systems, Inc. and to acquire certain business operations including that of Eagle R. F. International, Inc.
         o Family members of Dr. H. Dean Cubley employed him to initiate the transaction whereby a change of control of the predecessor entity occurred as further disclosed in Note 2 to the Financial Statements.
         o In conjunction with the completion of a change of control of the predecessor entity, all operations of the predecessor entity were divested, thereby leaving the predecessor as a publicly traded public shell company. (See Note 2 to the Financial Statements regarding change of control).

Please refer to Note 2 to the Financial Statements for disclosure regarding the facts and circumstances surrounding the change of control of the Company. Subsequent to the transaction, the operations of Eagle R. F. International, Inc. became a operating division of the Company. Hereinafter, all references to the Company include the operations and financial condition of ERF Wireless, Inc. and its operating divisions.

BASIS OF ACCOUNTING

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of ERF Wireless, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the Company's Form 8-K filed with the Securities and Exchange Commission on May 28, 2004, the Company's Form 10-QSB filed on August 20, 2004, the Company's Form 8-K filed on October 1, 2004, the Company's Form 8-K filed on October 15, 2004, the Company's 10-QSB filed on November 22, 2004. The Company filed the historical financial statements as of December 31, 2003 and the two years then ended in a Form 8-K/A on December 14, 2004. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

PRINCIPLES OF CONSOLIDATION

All significant inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

SECURITIES AVAILABLE FOR SALE

The Company holds minority equity investments in companies having operations or technology in areas within the Company's strategic focus. The Company applies the equity method of accounting for minority investments when the Company has the ability to exert significant influence over the operating and financial policies of an investee. In the absence of such ability, the Company accounts for these minority investments under the cost method. Certain investments carry restrictions on immediate disposition. Investments in public companies (excluding those accounted for under the equity method) with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other comprehensive income and expense.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts receivable. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband and paging customers and accordingly are deferred and recognized monthly as earned. The Company had deferred revenues of $12,000 as of December 31, 2004.

INVENTORIES

Inventories consist of wireless and telephony products and related accessories and are stated at the lower of cost, determined by average cost method, or market.

Inventories are valued at the lower of cost or market. The cost is determined by using the Average Cost method. Inventories consist of the following items, in thousands:

                                           December 31,
                                               2004
                                           ------------
         Wireless Broadband                $         17
         Cellular and Paging                         17
                                           ------------
                                           $         34
                                           ============

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis; including providing reliable, high-speed wireless broadband internet services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

PRODUCT WARRANTY

Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. The Company historically has had no warranty expense in the periods reported. Manufacturers product warranties which relate to third party products purchased and resold are primarily attributable to our wireless customers and are passed through to the customer.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as all changes in shareholders' equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income (loss) includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument; limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended December 2003 and 2004, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. The Company's Series A Convertible Preferred Stock has a 65 day notice of conversion requirement. When taking into account the Common Stock underlying the 2,331,240 shares of Series A Convertible Preferred Stock and the 880,000 Warrants outstanding at December 31, 2004, the Company would have 44,419,055 additional shares of Common Stock issuable upon the conversion of such Preferred Stock and Warrants that were not included in the computation of diluted earnings per share because the impact was antidilutive.

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period. In a reverse acquisition, the historical shareholder's equity of the acquirer prior to the merger is retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuers and acquirer's stock by an offset to paid in capital. EPS calculations are required to give retroactive effect to the recapitalization for all periods presented.

Restatement:

The Company filed Form 10-KSB/A - Amendment No. 3 adjusting its Basic and Diluted Loss Per Share from ($0.52) per share as originally presented to ($0.74) per share to correct an error in the computation of Basic and Diluted Loss Per Share. For the year ended December 31, 2004, the restatement increased the basic and diluted loss per share by $0.22 from a basic and diluted loss per share of ($0.52), as originally presented, to a restated basic and diluted loss per share of ($0.74). The Company had incorrectly calculated the weighted average shares outstanding on a basic and diluted basis. Specifically, the Company corrected the weighted average shares outstanding from 2,842,000 to 1,992,000 in form 10-KSB/A - Amendment No. 3 The impact of the accounting error was to understate the Basic and Diluted Loss Per Share by $0.22 as a result of correcting the weighted average shares outstanding from 2,842,000 to 1,992,000. The effect of the restatement had no effect on the net loss, accumulated deficit or stockholders' equity of the Company.

The Company filed Form 10-KSB/A - Amendment No. 3 adjusting its Basic and Diluted Loss Per Share from ($0.05) per share as originally presented to ($0.04) per share to correct an error in the computation of Basic and Diluted Loss Per Share. For the year ended December 31, 2003, the restatement decreased the basic and diluted loss per share by $0.01 from a basic and diluted loss per share of ($0.05), as originally presented, to a restated basic and diluted loss per share of ($0.04). The Company had incorrectly calculated the weighted average shares outstanding on a basic and diluted basis. Specifically, the Company corrected the weighted average shares outstanding from 1,000,000 to 1,143,000 in form 10-KSB/A - Amendment No. 3. The impact of the accounting error was to overstate the Basic and Diluted Loss Per Share by $0.01 as a result of correcting the weighted average shares outstanding from 1,000,000 to 1,143,000. The effect of the restatement had no effect on the net loss, accumulated deficit or stockholders' equity of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS:

In January 2003, the Financial Accounting Standards Board ("FASB") issued interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004, the adoption of which did not have a material impact on the financial position, cash flows or results of operations of the Company.

In March 2004, the FASB issued a proposed Statement, "Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95," that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for either equity instruments of the Company or liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using the intrinsic method that the Company currently uses and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of operations. The effective date of the proposed standard is for periods beginning after June 15, 2005. It is expected that the final standard will be issued before December 31, 2004 and should it be finalized in its current form, it will have a significant impact on the consolidated statement of operations as the Company will be required to expense the fair value of stock option grants and stock purchases under employee stock purchase plan.

In April 2004, the Emerging Issues Task Force ("EITF") issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08"). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this Issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Since the first quarter of 2004, the Company has included the shares issuable upon conversion of the Notes in its computation of diluted earnings per share.

In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

In December 2004, the FASB, issued a revision to SFAS 123, also known as SFAS 123R, that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company intends to adopt SFAS 123R prospectively commencing in the third quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record, as expense each quarter, a non-cash accounting charge approximating the fair value of such share based compensation meeting the criteria outlined in the provisions of SFAS 123R.

NOTE 2 - CHANGE IN CONTROL OF REGISTRANT

As previously reported in the Company's Form 8-K filed on May 28, 2004, Systom Trust Joint Venture, a Texas joint venture, ("STJV") purchased 10,783,492 shares of the common stock of Fleetclean Systems, Inc., a Texas corporation, the Company's predecessor, (the "Registrant") from Kenneth A. Phillips, Kathryn M. Phillips, Jarrod Phillips and Jay G. Phillips under a Stock Purchase Agreement dated May 15, 2004. Further, in connection with this previously reported restructuring, the Company created a subsidiary, Fleetclean Chemicals, Inc. ("FCI"), and transferred all assets and certain liabilities except certain "Retained Liabilities" that included the convertible debentures ($237,500) and certain amounts owed to professional service firms and related parties into this subsidiary; and entered into an acquisition agreement with the Company's former President, Kenneth A. Phillips to acquire FCI, a wholly owned subsidiary of the Company under the Acquisition Agreement. On May 15, 2004, the Company accepted a Subscription Agreement from STJV to acquire 1,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value at a price of $0.2907 per share for total consideration of $290,700; $53,200 cash and the assumption of $237,500 in convertible debentures. The preferred stock is convertible at holders' option at one preferred share for 18.676347 shares common stock and has a liquidation preference of 2:1. Additionally, Dr. H. Dean Cubley was appointed to the Company's board of directors on May 11, 2004 and Kathryn M. Phillips and Jay G. Philips resigned their positions as Secretary and Treasurer and Vice President and Director, respectively. STJV is an entity comprised of a group of trusts with a common trustee representing Cubley family interests.

In summary, on May 15, 2004, STJV acquired from Fleetclean Systems, Inc, 1,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value at a price of $0.2907 per share for total consideration of $290,700; $53,200 cash and the assumption of $237,500 in convertible debentures. On May 28, 2004, STJV purchased 10,783,492 shares of the common stock of Fleetclean Systems, Inc., the Company's predecessor. STJV is an entity comprised of a group of trusts with a common trustee representing Cubley family interests. The purchase of the common stock and the Series A preferred stock gave STJV a voting majority of Fleetclean Systems, Inc., and accordingly, the effect of these transactions resulted in a change in control of Fleetclean Systems, Inc., a Texas corporation ("FLSY").

During the quarter ended September 30, 2004, the stockholders of Fleetclean Systems, Inc. voted in favor of a 75:1 reverse stock split of the common stock, to change the corporation's domicile from Texas to Nevada and to change the name of the corporation to ERF Wireless, Inc. The reverse split, domicile change and name change became effective September 20, 2004, upon which the Company's common stock began trading under the new ticker symbol of ERFW on the Nasdaq OTCBB.

NOTE 3 - DEBT CONVERSION

On September 30, 2004, the Company entered into a Stock Purchase Agreement with four individuals that owned 100% of the outstanding capital stock of Eagle R. F. International, Inc., a Texas corporation. The Company issued 1,000,000 shares of its $.001 par value common stock to these individuals as the Purchase Price in exchange for 100% of the capital stock of Eagle R.F. International. The transaction closed on September 30, 2004. The operations of Eagle R.F. International, Inc. now operate as an operating division of the Company. The division operates a retail outlet in San Antonio, Texas and has a customer base of several thousand wireless customers in Texas, Oklahoma and Louisiana. The divisions' customer base consists of both narrowband and broadband wireless subscribers.

As part of the transaction, the Company signed a Debt Conversion and Funding Agreement with the divisions Investors. The Investors converted their existing debt and provided the Company with additional cash during the fourth quarter ended December 31, 2004, aggregating $750,000 in exchange for 1,500,000 shares of Series A Convertible Preferred Stock (the "Series A"). The Company has 2,500,000 shares of Series A authorized of which 1,000,000 shares were issued and outstanding prior to the transaction. The Company issued 1,500,000 shares of Series A to the Investors for $750,000 under the Debt Conversion and Funding Agreement. The Series A conversion feature allows each Series A share to convert into 18.676347 shares of common stock at the sole option of the holder following 65 day written notice of conversion to the Company. Accordingly, the Debt Conversion and Funding Agreement could cause the Company to issue an additional 28,014,521 shares of its common stock. At September 30, 2004, the Company was obligated to issue 974,285 shares of its Series A for the conversion of $487,142 in debt owed to the Investors by Eagle R. F. International, Inc. The Company recorded a deemed dividend on the beneficial conversion of the 974,285 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $487,142 in the quarter ended September 30, 2004. At December 31, 2004, the Company was obligated to issue 525,716 shares of its Series A for the conversion of $262,858 in debt owed to these same Investors. The Company recorded a deemed dividend on the beneficial conversion of the 525,716 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $262,858 in the quarter ended December 31, 2004.

In summary, the Company received $750,000 in advances through the period ended December 31, 2004 from certain Investors pursuant to the Debt Conversion and Funding Agreement effective September 30, 2004. These Investors advances were converted into Series A Convertible Preferred Stock at quarters ending September 30, 2004 and December 31, 2004. In conjunction with these conversions into Series A Convertible Preferred Stock, the Company booked a deemed dividend on the beneficial conversion of preferred stock totaling $750,000 in the twelve months ended December 31, 2004. The Company measures the deemed dividend on the date that the actual advances are received rather than the dates that the preferred shares are issued in accordance with the guidance provided by EITF 98-5 and EITF 00-27. The Company amended the Debt Conversion and Funding Agreement at December 31, 2004 to provide for up to $750,000 of additional funding going into calendar 2005. The Company was obligated to issue one share of Series A Convertible Preferred Stock for every Fifty Cents ($0.50) in claims converted. The terms of the agreement did not change in the addendum to Debt Conversion and Funding Agreement with the exception of the incremental funding provision providing for an incremental $750,000 in funding through the period ending December 31, 2005.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and the subsidiary was the surviving entity.

NOTE 4 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, at December 31, 2004 are as follows:

         Equipment
         Office Furniture and equipment                             7,832
         Computer equipment                                         3,725
         Vehicles                                                     750
         Leasehold improvements                                    15,660
                                                             ------------
                                                                   91,505
         Less: accumulated depreciation and amortization          (14,105)
                                                             ------------
                                                             $     77,400
                                                             ============


Depreciation and amortization expense was $11,912 and $2,193 for the year ended December 31, 2004 and 2003, respectively.

NOTE 5 - CAPITAL STOCK

The total number of shares of stock of all classes which the Company shall have the authority to issue is Five Hundred Million (500,000,000), of which Twenty Five Million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and Four Hundred Seventy Five Million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

On May 15, 2004, STJV acquired from Fleetclean Systems, Inc, 1,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value at a price of $0.2907 per share for total consideration of $290,700; $53,200 cash and the assumption of $237,500 in convertible debentures. On May 28, 2004, STJV purchased 10,783,492 shares of the common stock of Fleetclean Systems, Inc., the Company's predecessor. STJV is an entity comprised of a group of trusts with a common trustee representing Cubley family interests. The purchase of the common stock and the Series A preferred stock gave STJV a voting majority of Fleetclean Systems, Inc.

Effective September 20, 2004 the Company completed its name change from Fleetclean Systems, Inc. to ERF Wireless, Inc., changed its corporate domicile from Texas to Nevada and affected a 1 for 75 reverse split so that 25,105,460 common shares prior to the split were converted into 334,949 shares of $.001 par value common stock. The reverse stock split has been applied retroactively to all periods presented.

On October 12, 2004, the Company issued an additional 4,151,812 shares of its $.001 par value common stock based upon the two following events:

         o The Company issued 1,000,000 shares of its $.001 par value common stock to four individuals as the Purchase Price in exchange for 100% of the capital stock of Eagle R.F. International. The acquisition of Eagle R.F. International was accounted for as a reverse acquisition. The Company carried over the 1,000,000 shares of Series A Preferred Stock acquired on May 15, 2004 into the post reverse merger Company as a part of the overall recapitalization. Accordingly, the Company treated the 1,000,000 shares of Series A Preferred Stock as outstanding in prior reporting periods based on the circumstances cited in Note 1 under the heading "Nature of the Company" involving the dual directorships of Dr. H. Dean Cubley and the Cubley family interests in each respective companies.

         o The Company issued an additional 3,151,812 shares of its $.001 par value common stock following conversion of 168,759.56 shares of Series A by Systom Trust Joint Venture.

As of October 31, 2004, upon completion of the share exchange process following the Company's 1 for 75 reverse split, the Company had 4,486,761 shares of its $.001 par value common stock issued and outstanding.

The Company has 2,500,000 shares of Series A authorized of which 2,331,240.44 shares were issued and outstanding following (1) the conversion of 168,759.56 shares discussed immediately above and (2) the issuance of 1,500,000 shares of Series A for the conversion of $750,000.00 in debt owed to certain Investors. The Series A preferred stock is convertible at holders' option at one preferred share for 18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. With respect to the Series A Preferred Stock outstanding at December 31, 2004, the Company would be required to issue 43,539,055 shares of its common stock. Accordingly, the Addendum to Debt Conversion and Funding Agreement, providing for the issuance of 1,500,000 shares of Series A for the conversion of $750,000 in debt could cause the Company to issue an additional 28,014,521 shares of its common stock.

The Company had warrants to purchase 880,000 shares outstanding as of December 31, 2004 that were issued by the Company in June 2003. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor pursuant to the exemption provided by Regulation D of the Securities Act, and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued; given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003.

NOTE 6 - INVESTOR ADVANCES

During the fourth quarter of 2003 and the twelve-month period ended December 31, 2004, the Company received advances from certain Investors to finance its operating and working capital needs. The advances are unsecured, bear no interest and are classified as long-term investor advances until such time as when they are converted into equity pursuant to the Debt Conversion and Funding Agreement dated September 30, 2004. The Investors converted their existing debt outstanding as of December 31, 2004 for 1,500,000 shares of Series A Convertible Preferred Stock (the "Series A"). The Company issued an aggregate 1,500,000 shares of Series A to the Investors for $750,000 in aggregate proceeds under the Debt Conversion and Funding Agreement.

NOTE 7 - INCOME TAXES

The Company follows Statement of Financial Accounting Standards Number 109 (SFAS
109), "Accounting for Income Taxes." Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

                                                     December 31,   December 31,
                                                         2004           2003
                                                     ------------   ------------

Refundable Federal income tax attributable to:
      Current operations                             $  (240,000)   $   (15,000)
        Less, Change in valuation allowance              240,000         15,000
         Net refundable amount                                --             --


The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

                                                     December 31,   December 31,
                                                         2004           2003
                                                     ------------   ------------

Deferred tax asset attributable to:
      Net operating loss carryover                   $  (260,000)   $   (15,000)
        Less, valuation allowance                        260,000         15,000
         Net deferred tax asset                               --             --


At December 31, 2004, we had an unused net operating loss carryover approximating $750,000 that is available to offset future taxable income; it expires beginning in 2018.

NOTE 8 - COMMITMENTS

LEASES AND LICENSE AGREEMENTS

For the twelve months ending December 31, 2004, and December 31, 2003, rental expenses of approximately $70,000 and $12,000 respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method.

The Company leases approximately 11,137 square feet of office space consisting of 8,860 square feet at 103 Courageous Drive as its primary operations and 2,277 square feet at 2911 South Shore Blvd. as its primary corporate headquarters office lease space in League City, Texas. The office space lease is with South Shore Harbor Development, Ltd., with initial base rent monthly payments during month 1 - 36 of $8,464, escalating to $9,145 for months 37 - 60. The lease commenced on October 18, 2004 and expires on August 31, 2009.

The Company leases approximately 1,552 square feet of office space at 8521-1 Blanco Road, San Antonio, Texas for its initial Contact Wireless Division retail outlet. The office space lease is with Weingarten Realty Investors with initial base rent monthly payments during year one of $1940, escalating to $1,998 for year 2 and then to $2,056 for year 3. The lease commenced on February 24, 2004 and expires in February 2007.

The Company leases approximately 408 square feet of office space at 100 Taylor Street, San Antonio, Texas for its Contact Wireless Division. The office space lease is with Taylor Street Ventures, LP with initial base rent monthly payments of $535. The lease commenced on June 1, 2002 and expires on May 31, 2005.

The Company has a transmitter sharing agreement with Metrocall for use of shared sites in Boerne, Devine, Hondo, New Braunfels and San Antonio, Texas. The agreement requires monthly payments of $1,665.

The Company has a license agreement with American Towers for use of their Sequin (Geronimo), TX tower site. The license agreement expires on May 31, 2007 and requires monthly payments of $575.00.

The Company has a license agreement with Pinnacle Towers for use of their New Braunfels, Texas FM 306 tower site. The license agreement expires on October 31, 2006 and requires monthly payments of $650.00.

Future obligations under the non-cancelable lease terms areas follows:

         Period Ending December 31,            Amount
                                            -----------
                   2005                     $   138,783
                   2006                         132,633
                   2007                         108,410
                   2008                         109,745
                   2009                         109,745
                                            -----------
                  Total                     $   599,316
                                            ===========

EMPLOYMENT AGREEMENT

On August 1, 2004, we entered into an Executive Employment Agreement with R. Greg Smith, our CEO and CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent 12 month period of each acquisition made by the Company during his employment period. Mr. Smith also is entitled to receive 63,827 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The company expensed approximately $31,913.50 in compensation expense in 2004 associated with the measurement charge recorded against Mr. R. Greg Smith's employment agreement as related to 63,827 shares of Series A Preferred Stock that Mr. Smith is entitled to as a sign on bonus. The Company recorded this charge as compensation expense and credited additional paid-in-capital in the period ended December 31, 2004. The Company recorded the compensation expense at the basis of the preferred stock of $0.50 per share given that the Company was a private entity on the effective date of his employment agreement. The preferred stock is convertible at holders' option at one preferred share for 18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These revenue milestones are set forth in Mr. Smith's Executive Employment Agreement included herein as Exhibit 10.1. Mr. Smith has not earned any options against his Employment Agreement through the period ended December 31, 2004. These options, if any are earned, will have an exercise price of the lowest five day average closing price existing for the Company's common stock during the twelve month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement, which prohibits Mr. Smith from selling shares until August 1, 2006 unless agreed to by the Company in writing.

NOTE 9 - STOCK OPTIONS:

The Company registered its 2004 Stock Option Plan under Form S-8 that was filed on December 29, 2004. The S-8 that was filed on December 29, 2004 relates to the offer and sale by the Company, of shares of its $0.001 par value per share common stock to certain employees, officers, directors and consultants (the "Consultants") pursuant to consulting agreements and the 2004 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, the company is authorized to issue, upon receipt of adequate consideration, to the consultants and persons covered by the consulting agreements and Stock Plan, 5,000,000 shares of common stock.

As of December 31, 2004, the Company had not issued any options or stock grants against the 2004 Stock Compensation Plan and accordingly, the Company did not have any stock based compensation expense during such period.

The Board of Directors or respective Compensation Committee of the Company from time to time, in its absolute discretion, may (a) award Common Stock to employees of, consultants to, and directors of the Company, and such other persons as the Board or Committee may select, and (b) permit Holders of Options to exercise such Options prior to full vesting therein and hold the Common Shares issued upon exercise of the Option as Common Stock. In either event, the owner of the Common Stock shall hold such stock subject to vesting schedule as imposed by the Board or Committee or such vesting schedule to which the Option was subject, as determined in the discretion of the Board or Committee. All options or grants under the Plan must be granted and exercised within ten years of the Plan adoption date.

NOTE 10 - RELATED PARTY

On September 30, 2004, the Company acquired all of the outstanding stock of Eagle R. F. International from four individuals in exchange for 1,000,000 shares of its common stock. Dr. H. Dean Cubley has been a director, Secretary and Treasurer of the Company since May 26, 2004 and served as Interim President from May 26, 2004 until August 14, 2004. Dr. Cubley received 200,000 shares as his portion of the Purchase Price.

We believe that each of the above referenced transaction was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates, and any forgiveness of such loans, will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of our directors.

NOTE 11 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

                                CONTACT WIRELESS:

Contact Wireless Division is a provider of retail cellular, paging products and services. All sales from external customers are located within the United States.

                        OTHER SEGMENT CATEGORY INCLUDES:

WIRELESS BROADBAND DIVISION:

Wireless Broadband Division provides wireless broadband products and services to commercial and individual customers through out the wireless industry. The company is in early stages of building and acquiring a seamless wireless broadband network through out North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

PAGING HARDWARE DIVISION:

Paging Hardware Division principally provides repair and maintenance to paging infrastructure equipment and manufactures equipment for commercial customers. All sales from external customers are located within the United States.

For the twelve months ended December 31, 2004

            (IN THOUSANDS)         Contact Wireless        Other       Consol.
                                   -------------------------------------------
         Revenue                              $ 293         $ 32        $ 325
         Segment Loss                            62           72          134
         Segment Assets                          39           81          120
         Capital Expenditures                    10           21           31
         Depreciation                             2           10           12

For the twelve months ended December 31, 2003

            (IN THOUSANDS)         Contact Wireless        Other       Consol.
                                   -------------------------------------------
         Revenue                               $ 64          $ 2         $ 66
         Segment Income (Loss)                   18           (2)          16
         Segment Assets                          29           43           72
         Capital Expenditures                     5           43           48
         Depreciation                             -            2            2


          Reconciliation of Segment Loss        December 31,      December 31,
            from Operations to Net Loss             2004              2003
         ----------------------------------     -------------     -------------

         Total segment income (loss)
           from operations                      $        (134)    $          16
         Total Corporate overhead                        (584)              (65)
                                                -------------     -------------
         Net loss                               $        (718)    $         (49)
                                                =============     =============


          Reconciliation of Segment Assets      December 31,      December 31,
                  to Total Assets                   2004              2003
         ----------------------------------     -------------     -------------

         Total Segment Assets                   $         120     $          72
         Total Corporate Assets                            12                 7
                                                -------------     -------------
         Consolidated  Assets                   $         132     $          79
                                                =============     =============


The accounting policies of the reportable segments are the same as those described in the section titled Basis of accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

                                3,709,999 Shares


                               ERF Wireless, Inc.

                                   Prospectus

                                     Shares




         You should only rely on the information contained in this prospectus.
We have not authorized anyone to provide you with information different from
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prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         Until ninety days after the effective date of this registration
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